Exhibit 2.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of
Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

dated

September 18, 2026

by and among

WT Realty Group Inc.,

FortuneX Acquisition Corporation,

and

FortuneX Merger Sub Inc.

i

4.21	Real Property	27
4.22	Tax Matters	28
4.23	Environmental Laws	29
4.24	Finders’ Fees	29
4.25	Directors and Officers	29
4.26	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	29
4.27	Insurance	30
4.28	Related Party Transactions	30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB		30
5.1	Corporate Existence and Power	30
5.2	Authorization	30
5.3	Governmental Authorization	31
5.4	Non-Contravention	31
5.5	Finders’ Fees	31
5.6	Capitalization	31
5.7	Information Supplied	32
5.8	Trust Account	32
5.9	SPAC SEC Documents and Financial Statements	32
5.10	Anti-Corruption; Anti-Money Laundering	33
5.11	Affiliate Transactions	33
5.12	Litigation	33
5.13	Expenses, Indebtedness and Other Liabilities	33
5.14	Tax Matters	33
5.15	SPAC Benefit Arrangements	34
5.16	Business Activities; Contracts and Liabilities	35
5.17	No Undisclosed Liabilities	35
5.18	Investment Company Act	35

ARTICLE VI COVENANTS OF THE PARTIES		35
6.1	Conduct of Business	35
6.2	Access to Information	37
6.3	Notices of Certain Events	38
6.4	Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings	38
6.5	Company Financial Statements and Financial Information	40
6.6	Reasonable Best Efforts; Further Assurances; Governmental Consents	41
6.7	Confidentiality	42
6.8	Directors’ and Officers’ Indemnification and Liability Insurance	43
6.9	Certain Tax Matters	44
6.10	Litigation	45
6.11	PubCo Equity Incentive Plan	45

ARTICLE VII COVENANTS OF THE COMPANY		45
7.1	Commercially Reasonable Efforts to Obtain Consents	45
7.2	Company Stockholder Approval	45

7.3	No SPAC Securities Transactions	46
7.4	Sponsor Loans	46
7.5	SPAC Transaction Expenses	47
7.6	Extension Funding	47

ARTICLE VIII COVENANTS OF SPAC		47
8.1	Nasdaq Listing	47
8.2	Trust Account	47
8.3	Adoption of Registration Statement	48
8.4	Section 16 Matters	48
8.5	Obligations of Merger Sub	48
8.6	Employment Agreements	48
8.7	Transaction Financing	48

ARTICLE IX CONDITIONS TO CLOSING		49
9.1	Condition to the Obligations of the Parties	49
9.2	Conditions to Obligations of SPAC and Merger Sub	50
9.3	Conditions to Obligations of the Company	50
9.4	Frustration of Conditions	51
9.5	Waiver of Conditions	51

ARTICLE X TERMINATION		52
10.1	Termination Without Default	52
10.2	Termination Upon Default	52
10.3	Effect of Termination	53

ARTICLE XI MISCELLANEOUS		53
11.1	Notices	53
11.2	Amendments; No Waivers; Remedies	54
11.3	Arm’s Length Bargaining; No Presumption Against Drafter	55
11.4	Publicity	55
11.5	Expenses	55
11.6	No Assignment or Delegation	55
11.7	Governing Law	55
11.8	Waiver of Jury Trial	55
11.9	Submission to Jurisdiction	56
11.10	Counterparts; DocuSign/electronic Signatures	56
11.11	Entire Agreement	56
11.12	Severability	56
11.13	Further Assurances	57
11.14	Third Party Beneficiaries	57
11.15	Waiver	57
11.16	Non-Recourse	57
11.17	Non-Survival of Representations and Warranties	57
11.18	No Other Representations; No Reliance	57
11.19	Conflicts and Privilege	58

SCHEDULES

Company Schedules

SPAC Schedules

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of September 18, 2026 (this “Agreement”), is entered into by and among WT Realty Group Inc., a Delaware corporation, together with its subsidiaries, (the “Company”), FortuneX Acquisition Corporation, a Cayman Islands exempted company (which shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation on the day that is one Business Day prior to the Closing Date (as defined below)) (prior to the Domestication Effective Time, “SPAC”, and at and after the Domestication Effective Time, “PubCo”), and FortuneX Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Merger Sub”). Company, SPAC, and Merger Sub may also be referred to individually as a “party” and collectively as the “parties.”

W I T N E S E T H:

A. The Company is in the business of operating and developing an integrated, technology-enabled real estate platform, including real estate brokerage and related transaction services, escrow services, lending and mortgage-related services, title and commercial real estate services, artificial intelligence, data, software and other technology-enabled solutions for real estate professionals and consumers, together with other related real estate, financial and transaction services currently conducted or reasonably contemplated by the Company (the “Business”);

B. SPAC is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned Subsidiary of SPAC formed for the sole purpose of effecting the Merger;

C. On the day that is one Business Day prior to the Closing Date and subject to the conditions of this Agreement, SPAC shall de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SPAC Articles, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. Concurrently with the Domestication, SPAC shall file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto (the “PubCo COI”) and adopt bylaws substantially in the form attached as Exhibit B (the “PubCo Bylaws”) in each case, with such changes as may be agreed in writing by SPAC and the Company;

E. At the Merger Effective Time, which shall occur on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will be the surviving corporation and a wholly-owned Subsidiary of PubCo;

F. Each of the parties intends that, for U.S. federal income tax purposes, (i) the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), (ii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of SPAC, Merger Sub, and the Company are parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment,” referred to herein as the “Intended Tax Treatment”), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

G. In connection with the Transactions, certain executive employees of the Company to be identified by the Company and SPAC will enter into employment agreements with PubCo, in forms to be mutually agreed by the Company and SPAC prior to the Closing (collectively, the “Employment Agreements”), which Employment Agreements will become effective as of the Closing;

H. In connection with the Transactions, concurrently with the Closing, certain Company Securityholders and Sponsor will enter into and deliver a lock-up agreement substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”);

I. In connection with the Transactions, concurrently with the Closing, SPAC, Sponsor, and certain other Company Securityholders, will enter into an amended registration rights agreement substantially in the form attached hereto as Exhibit E (the “A&R Registration Rights Agreement”);

J. The Board of Directors of the Company (including any special committee of the Company’s Board of Directors) has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which the Company is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Stockholders, and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions that are necessary to consummate the Merger and adopt this Agreement and the Additional Agreements to which the Company is or will be a party;

K. The Board of Directors of SPAC (including any transaction committee and any other required committee or subgroup of such board) has (i) approved and declared advisable this Agreement, the Additional Agreements to which SPAC is or will be party, the Domestication, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, SPAC and the SPAC Shareholders, and (iii) resolved to recommend that the SPAC Shareholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which SPAC is or will be a party;

L. The Board of Directors of Merger Sub has unanimously (i) approved and declared advisable this Agreement, the Additional Agreements to which Merger Sub is or will be party, the Merger and the other Transactions, in each case, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which Merger Sub is or will be a party;

M. Concurrently with the execution and delivery of this Agreement, Sponsor and certain other holders of SPAC securities have entered into a sponsor support agreement with SPAC and the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, such Persons have agreed, subject to the terms and conditions thereof, to vote their SPAC securities in favor of the Transactions and the other proposals presented to the SPAC Shareholders in connection with the Transactions, waive certain redemption and anti-dilution rights and agree to certain restrictions with respect to their SPAC securities;

N. SPAC, as the sole stockholder of Merger Sub, has (i) approved and adopted this Agreement and approved the Merger and the other Transactions to which Merger Sub is or will be a party, in each case, on the terms and subject to the conditions set forth herein or therein, and (ii) determined that this Agreement, the Merger and such other Transactions are advisable and in the best interests of SPAC, as the sole stockholder of Merger Sub.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Action” means any action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the A&R Registration Rights Agreement, the Sponsor Support Agreement, the Lock-Up Agreements and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the parties hereto or any of their respective Affiliates in connection with the Transactions, in each case only as applicable to the relevant party or parties thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, whether through one or more intermediaries or otherwise. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, spousal equivalent, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Aggregate Fully Diluted Company Shares” means the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time, without any addition in respect of warrants, options, convertible securities or other rights to acquire Company Common Stock (of which there are none).

“Aggregate Merger Consideration” means 60,000,000 shares of PubCo Common Stock, being the number of shares equal to the agreed equity value of the Company of $600,000,000 (the pre-money valuation referred to in the Letter of Intent) divided by the reference price of $10.00 per share. The Aggregate Merger Consideration is a fixed number of shares and shall not be subject to any adjustment for cash, indebtedness, net debt, working capital or any similar item, whether before or after the date hereof, nor to any purchase price adjustment, escrow or holdback.

“Aggregate Closing Cash” means the aggregate amount of cash available to PubCo at the Closing from (a) the Trust Account following the Redemption and (b) the proceeds of any Transaction Financing consummated at or prior to the Closing.

“Agreement” has the meaning set forth in the preamble.

“Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any governmental, regulatory, quasi-judicial or administrative body, agency or authority, any court or judicial authority, any arbitrator (public or private), any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local, or any other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, division, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, liabilities, obligations, business or its transactions are otherwise reflected.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business.

“Cash Exercise Requirement” means the requirement that each Warrant be exercisable solely upon payment in full, in immediately available funds, of the applicable exercise price in cash, and that no Warrant be exercisable, settled or redeemed on a “cashless”, net-share, net-settlement or other non-cash basis, whether at the election of the holder, at the election of SPAC or PubCo, upon or following any notice of redemption by reason of the absence or unavailability of an effective registration statement, or otherwise.

“Change of Control Payments” means any and all sale, retention, or change-of-control payments or bonuses, or any other similar payments, bonuses, compensation, benefits, or amounts, owing, due, or payable by or on behalf of the Company solely or partially in connection with the consummation of the Transactions, whether pursuant to any Contract or applicable Laws or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, in effect on the date hereof.

“Company Capital Stock” means the Company Common Stock.

“Company Class A Common Stock” means the Class A common stock of the Company, par value $0.00001 per share.

“Company Class B Common Stock” means the Class B common stock of the Company, par value $0.00001 per share.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 6, 2026, as in effect on the date hereof.

“Company Common Stock” mean, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Financial Statements” means the Company Unaudited Interim Financial Statements as of and for the six-month period ended June 30, 2026 (including the Company balance sheet as of June 30, 2026, which is the most recent balance sheet of the Company), and the Company PCAOB Audited Financial Statements as of and for the fiscal years ended December 31, 2025 and December 31, 2024.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.4(a) (Non-Contravention), 4.5 (Capitalization), 4.7 (Subsidiaries) and 4.24 (Finders’ Fees).

“Company Schedules” means the disclosure schedules of the Company delivered to SPAC by the Company concurrently with entering into this Agreement, and the term “Company Schedule” shall refer to the specified section of the Company Schedules, unless otherwise specified.

“Company Securities” means the Company Capital Stock.

“Company Securityholder” means, as at any particular reference time, each Person who holds Company Securities.

“Company Shareholder Support Agreement” means the Company Shareholder Support Agreement substantially in the form attached hereto as Exhibit C.

“Company Stockholders” means, as at any particular reference time, the holders of Company Capital Stock.

“Company Transaction Expenses” means all fees, costs, expenses, obligations and liabilities of the Company incurred in connection with, or otherwise related to, the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors) and expenses, other third-party fees, any and all filing fees payable by or on behalf of the Company to Authorities in connection with the Transactions, any and all change of control bonus payments, retention or similar payments payable by or on behalf of the Company as a result of the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts, and all severance payments, retirement payments or similar payments or success fees payable by or on behalf of the Company in connection with the consummation of the Transactions and the employer portion of payroll Taxes payable as a result of the foregoing amounts; provided, that Company Transaction Expenses shall not include any amounts advanced or loaned by the Company or any of its Affiliates to Sponsor pursuant to the Sponsor Loan Documents.

“Consideration Ratio” means the quotient obtained by dividing (a) the Aggregate Merger Consideration by (b) the Aggregate Fully Diluted Company Shares.

“Contracts” means all contracts, subcontracts, agreements, leases (including Real Property Leases, equipment leases, car leases and finance leases), subleases, licenses, sublicenses, Permits, powers of attorney, commitments, bonds, notes, indentures, deeds of trust, mortgages, debt instruments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments or obligations of any kind, in each case whether oral or written (including any amendments and other modifications thereto), to which the Company is a party or by which it or any of its assets are bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, rights of first refusal or first offer, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud Claim” means actual and intentional common law fraud with respect to the making of the representations and warranties expressly set forth in this Agreement or any certificate delivered pursuant hereto, and shall not include constructive fraud, equitable fraud, negligent misrepresentation or any fraud based on recklessness; it being understood that a breach of warranty or covenant shall not, by itself, be deemed to be fraud.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as finance leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (k) any agreement to incur any of the same.

“Independent Director” means, with respect to any corporation or company, a member of the Board of Directors of such corporation or company that qualifies as an independent director under applicable Nasdaq rules.

“Intellectual Property Rights” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following (a) all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, licenses, and processes; (b) trademarks, service marks, logos, corporate and trade names, trade dress, brand names, slogans, registrations thereof or applications for registration therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing; (c) patents, patent applications, invention disclosures, including all continuations, continuations-in-part, divisionals, reissues, re-examinations, interferences, substitutions, provisionals, and extensions thereof; (d) trade secrets, know-how, inventions, procedures, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information; (e) copyrights, copyrightable materials, copyright registrations, applications for copyright registration, marks works and design rights, Software programs, data bases, URL, and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and all moral rights or similar attribution rights; (f) internet domain names and IP addresses; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (h) all rights with respect to the foregoing, including all causes of action, judgments, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriation and other violations thereof.

“IPO” means the initial public offering of SPAC pursuant to a final prospectus dated May 21, 2026.

“Knowledge of SPAC” or “to SPAC’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (after reasonable inquiry) of Daniel McCabe.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge (without investigation) of Tiffany Xu, in her capacity as CEO and Chairwoman of the Company.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, deed of trust, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, any option, right of first offer or right of first refusal in respect of such property or asset, or any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means a lock-up agreement substantially in the form attached hereto as Exhibit D.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts (each, an “Event”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate a material adverse effect upon the business (including the Business), assets, liabilities, results of operations or condition (financial or otherwise), of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that with respect to the foregoing clause (i) in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in general economic or political conditions; (b) changes in conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) the taking of any action expressly required by this Agreement; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the interpretation thereof, in each case effected after the date hereof; (g) the announcement of this Agreement or the consummation of the Transactions (but in each case only to the extent attributable to such announcement or consummation) (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.5 or 4.9 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Section 9.2(b)); (h) any natural disaster, epidemic, pandemic, or change in climate or act of God; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts giving rise to such failure may constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such facts are not otherwise excluded under this definition).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the Open Source Initiative or the Free Software Foundation; or (c) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Order” means any decree, order, judgment, writ, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by SPAC required under the Exchange Act, Securities Act or any other United States federal, foreign or Blue Sky Laws, other than the Registration Statement and the other Offer Documents.

“Owned Software” means any and all proprietary Software owned (or purported to be owned), in whole or in part, by the Company.

“Permit” means each license, franchise, permit, order, approval, consent, waiver, concession, exemption or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out the Business.

“Permitted Liens” means (a) easements, rights-of-way, restrictions and other similar matters of record that do not, individually or in the aggregate, materially impair the current use, operation or value of the applicable Real Property; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (i) that are not delinquent, (ii) that are not material to the Business, or the operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Financial Statements or SPAC Financial Statements, as the case may be, in accordance with U.S. GAAP; and (d) the Liens set forth on Company Schedule 1.1(b).

“Person” means any natural person, sole proprietorship, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint venture, trust, unincorporated association, or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof or any other Authority.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, and each other stock purchase, stock option, restricted stock, equity-based, severance, retention, employment (other than any employment offer letter in such form as previously provided to SPAC that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other employee benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Private Placement” means the private placement of SPAC Units consummated in connection with the IPO.

“Private Placement Units” means the SPAC Units issued to Sponsor in the Private Placement.

“PubCo Class A Common Stock” means, following the Domestication, the Class A common stock of PubCo, par value $0.0001 per share, entitling the holder thereof to one (1) vote per share on all matters submitted to a vote of the stockholders of PubCo, and otherwise having the rights, preferences and privileges set forth in the PubCo COI.

“PubCo Class B Common Stock” means, following the Domestication, the Class B common stock of PubCo, par value $0.0001 per share, entitling the holder thereof to twenty (20) votes per share on all matters submitted to a vote of the stockholders of PubCo, and otherwise having the rights, preferences and privileges set forth in the PubCo COI. Shares of PubCo Class B Common Stock shall be issued to, and held by, the founders of the Company and their permitted transferees.

“PubCo Common Stock” means the PubCo Class A Common Stock and the PubCo Class B Common Stock.

“Public Warrants” means the SPAC Warrants issued in the IPO other than the Private Placement Warrants.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Redemption” means the redemption of such number of SPAC Ordinary Shares, at the Redemption Price, in connection with the Transactions, which an eligible holder of SPAC Ordinary Shares has elected to redeem, and has not withdrawn such election, all as determined in accordance with the SPAC Articles and the Trust Agreement.

“Redemption Price” means an amount equal to the price at which each SPAC Ordinary Share may be redeemed pursuant to the Redemption, as determined in accordance with the SPAC Articles and the Trust Agreement.

“Registration Statement” means SPAC’s registration statement on Form S-4 filed in connection with the Transactions, including the combined Proxy Statement/Prospectus included therein, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, managers, consultants, employees, independent contractors, advisors (including financial advisors, counsel and accountants), representatives, agents and other legal representatives of such Person or its Affiliates.

“Required Company Consents” means the Company Consents set forth on Company Schedule 7.1.

“Required SPAC Proposals” means the proposals required to be submitted to the SPAC Shareholders pursuant to this Agreement in order to approve the Transactions, including the Business Combination, the Domestication, the PubCo COI, the issuance of PubCo Common Stock in connection with the Transactions to the extent required by Nasdaq rules, the election of the directors contemplated by Section 2.4 and such other proposals as SPAC and the Company mutually agree are necessary or appropriate to consummate the Transactions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) software, firmware, middleware, computer programs, operating systems, applications, and other code, including APIs, tools, compilers, files, scripts, architecture, algorithms, heuristics, data, data compilations, data files, databases, protocols, specifications, user interfaces, menus, buttons, icons, and other items, as well as foreign language versions, fixes, upgrades, updates, enhancements, and past and future versions and releases, in each case, including all source code, object code, or human readable code, (b) deep learning, machine learning, and other artificial intelligence technologies, and (c) manuals, notes, comments, or documentation for or related to any of the foregoing.

“SPAC Articles” means the Amended and Restated Memorandum and Articles of Association of SPAC, as amended and as in effect as of the date hereof.

“SPAC Fundamental Representations” means the representations and warranties of SPAC set forth in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.4 (Non-Contravention), 5.5 (Finders’ Fees) and 5.6 (Capitalization).

“SPAC Intervening Event” means any Event that, individually or in the aggregate, (a) was not known or reasonably foreseeable to SPAC’s Board of Directors as of the date hereof (or if known or reasonably foreseeable, the consequences or magnitude of which were not known or were not known or reasonably foreseeable as of the date hereof) and that becomes known to SPAC’s Board of Directors after the date hereof and prior to obtaining the SPAC Shareholder Approval and (b) that does not relate to an Alternative Transaction of SPAC. Notwithstanding the foregoing, the amount of redemptions from the Trust Account pursuant to the Redemption shall not be deemed to be a SPAC Intervening Event.

“SPAC Material Adverse Effect” means any Event that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impede the ability of SPAC or Merger Sub to consummate the Transactions by the Outside Closing Date.

“SPAC Ordinary Shares” means, prior to the Domestication, the ordinary shares of SPAC, par value $0.0001 per share.

“SPAC Securities” means the SPAC Ordinary Shares, SPAC Warrants, and SPAC Units, collectively.

“SPAC Schedules” means the disclosure schedules of SPAC delivered to the Company by SPAC concurrently with entering into this Agreement, and the term “SPAC Schedule” shall refer to the specified section of the SPAC Schedules, unless otherwise specified.

“SPAC Shareholders” means the shareholders of SPAC prior to the Closing.

“SPAC Transaction Expenses” means all fees, costs, expenses, obligations and liabilities, in each case of the SPAC Parties (including any such fees, costs, expenses, obligations or liabilities incurred by Sponsor or its Affiliates or SPAC’s directors or officers, in each case on behalf of the SPAC Parties and that the SPAC Parties are liable for), incurred in connection with, or otherwise related to, the Transactions, the investigation or pursuit of prospective business combinations other than the Transactions, the negotiation, execution and preparation of this Agreement and the Additional Agreements and the performance and compliance with this Agreement and the Additional Agreements and the conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees (including financial advisors), transfer agent fees, SEC and other filing fees, D&O tail insurance premiums, travel and other out-of-pocket expenses, Sponsor and management reimbursements, amounts payable pursuant to the Administrative Services Agreement, deferred underwriting fees and other operating or transaction expenses of SPAC or Sponsor for which SPAC is liable. For the avoidance of doubt, SPAC Transaction Expenses shall not include any Company Transaction Expenses.

“SPAC Units” means the units of SPAC issued in connection with the IPO and the Private Placement, each consisting of one SPAC Ordinary Share and one-half of one SPAC Warrant.

“SPAC Warrants” means the warrants of SPAC issued in connection with the IPO and the Private Placement, each whole warrant entitling the holder thereof to purchase one SPAC Ordinary Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Sponsor” means FortuneX Investment Partners Limited, a British Virgin Islands business company.

“Sponsor Support Agreement” means the Sponsor Support Agreement substantially in the form attached hereto as Exhibit F, entered into by Sponsor, SPAC, the Company and the other parties thereto in connection with the execution of this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which at least fifty percent (50%) of the capital stock or other equity or voting securities of such other Person are Controlled or owned, directly or indirectly, by such Person.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles and other equipment owned or leased by the Company and other tangible property, including the items listed on Company Schedule 4.14(a).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including any income (net or gross), gross receipts, net worth, severance, stamp, premium, environmental, capital stock, value added, inventory, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat, unclaimed property, estimated and other Taxes, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement entered into in the ordinary course of business and the principal purpose of which is not Taxes).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Transaction Expenses” means the Company Transaction Expenses and SPAC Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement (including the transactions contemplated by any Additional Agreement) to occur at or immediately prior to or at the Closing, including the Domestication and the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final or temporary form), as the same may be amended from time to time.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 22, 2026, by and between SPAC and Continental Stock Transfer & Trust Company, as warrant agent, as amended, supplemented or otherwise modified from time to time.

“Warrant Amendment” means an amendment to the Warrant Agreement, in form and substance reasonable satisfactory to the Company.

“Warrants” means, collectively, the SPAC Warrants and, following the Domestication, the warrants of PubCo into which the same are converted pursuant to Section 2.1(c)(iii).

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto. The words “on the date hereof” and any words of similar import refer to the date of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Any reference in this Agreement to “PubCo” shall also mean SPAC to the extent the matter relates to the pre-Domestication period and any reference to “SPAC” shall also mean “PubCo” to the extent the matter relates to the post-Domestication period (including, for the purposes of this Section 1.2(d), the Domestication Effective Time).

(e) Any reference in this Agreement to “Surviving Corporation” shall also mean the Company to the extent the matter relates to the pre-Closing period and any reference to “Company” shall also mean “Surviving Corporation” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.2(e), the Merger Effective Time).

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any amendments thereto, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. References to “$” or “dollar” or “US$” shall be references to United States dollars. The word “day” means calendar day unless Business Day is expressly specified.

(g) The Company Schedules and the SPAC Schedules have been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of this Agreement. Any information set forth in any section or subsection of the Company Schedules or SPAC Schedules, as applicable, shall be deemed to be disclosed for purposes of other Sections and subsections of this Agreement, shall be deemed to be incorporated by reference in each of the other sections and subsections of the Company Schedules or SPAC Schedules, as applicable, as though fully set forth in such other sections and subsections (whether or not specific cross-references are made) only to the extent the relevance of such information is reasonably apparent from the face of such disclosure. No reference to or disclosure of any item or other matter in the Company Schedules or SPAC Schedules, as applicable, shall be construed as an admission or indication that such item or other matter is material, that such item is outside the ordinary course of business or not consistent with past practice, or that such item or other matter is required to be referred to or disclosed in the Company Schedules or SPAC Schedules, as applicable. The information set forth in the Company Schedules or SPAC Schedules, as applicable, is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The information set forth in the Company Schedules or SPAC Schedules, as applicable, that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

(h) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(i) The phrases “provided”, “delivered”, or “made available”, when used in this Agreement, shall mean that the information referred to has been posted in the virtual data room established by the Company or its Representatives in connection with the Transactions and to which SPAC and its Representatives have had access prior to 10:00 a.m. Eastern Time on the day prior to the date of this Agreement.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 The Domestication.

(a) Pre-Domestication Actions. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the SPAC Shareholder Approval, immediately prior to the Domestication, the Redemption shall occur.

(b) Domestication. Upon the terms and subject to the conditions set forth in this Agreement, subject to receipt of the SPAC Shareholder Approval and the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), on the day that is one Business Day prior to the Closing Date, SPAC shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company (the “Certificate of Domestication”), together with the PubCo COI, in each case, in accordance with the provisions of Section 388 of the DGCL, and (ii) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication (the time at which the Domestication becomes effective is herein referred to as the “Domestication Effective Time”).

(c) Effect of the Domestication.

(i) Conversion of SPAC Ordinary Shares. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of any SPAC Shareholder, each then issued and outstanding SPAC Ordinary Share (for the avoidance of doubt, after effecting the Redemption) shall convert automatically into one share of PubCo Class A Common Stock. Upon the filing of and pursuant to the PubCo COI, SPAC’s name shall be changed to “FortuneX Realty Group Holdings Inc.” (or, if such name is unavailable, “WT Realty Group Holdings Inc.” or such other name as the Company may reasonably designate).

(ii) SPAC Units. At the Domestication Effective Time, each issued and outstanding SPAC Unit shall be separated automatically into its component securities consisting of one SPAC Ordinary Share and one-half of one SPAC Warrant, and all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each SPAC Ordinary Share and SPAC Warrant comprising such SPAC Unit shall be treated in accordance with Sections 2.1(c)(i) and 2.1(c)(iii), respectively.

(iii) SPAC Warrants. At the Domestication Effective Time, each SPAC Warrant that is outstanding immediately prior to the Domestication Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire SPAC Ordinary Shares and shall become a warrant to acquire, on the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Domestication Effective Time, an equal number of shares of PubCo Class A Common Stock, subject to adjustment in accordance with the Warrant Agreement.

2.2 The Merger.

(a) Merger. Upon the terms and subject to the provisions of this Agreement and in accordance with the DGCL, at the Closing, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (after the Merger Effective Time, the Company may be referred to as the “Surviving Corporation”), and (iii) the Surviving Corporation shall become a wholly-owned Subsidiary of PubCo. At the Closing, the Company and Merger Sub shall cause a certificate of merger, in form and substance reasonably acceptable to SPAC and the Company, to be filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the “Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, pursuant to the Merger, at the Merger Effective Time, (i) the Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III and (ii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing.

(c) Organizational Documents of the Surviving Corporation. At the Merger Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, except that the name of the Surviving Corporation shall be “WT Realty Group Inc.” in each case until thereafter amended in accordance with their respective terms and the DGCL.

2.3 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than the Domestication and those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as SPAC and Company agree in writing. The parties hereto may participate in the Closing via the exchange of signature pages via email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.4 Directors and Officers of PubCo and the Surviving Corporation.

(a) Following the Domestication and Prior to the Merger. The parties hereto shall take all requisite action such that the directors and officers of PubCo immediately following the Domestication Effective Time and until the Merger Effective Time shall be such Persons as determined by SPAC, and each such director and officer who will not continue as a director or officer of PubCo pursuant to Section 2.4(b) shall cease to hold such office as of the Merger Effective Time.

(b) Following the Merger. The parties hereto will take all requisite action such that, immediately after the Merger Effective Time:

(i) PubCo’s Board of Directors will initially consist of seven (7) directors, of whom six (6) shall be designated by the Company (three (3) of whom shall be Independent Directors and three (3) of whom need not be Independent Directors) and one (1) Independent Director shall be designated by Sponsor, in each case subject to applicable Law and Nasdaq rules. The initial directors of PubCo shall be set forth on Company Schedule 2.4(b)(i). The PubCo Bylaws shall provide that the holders of a majority of the outstanding shares of PubCo Class B Common Stock shall have the right to nominate a majority of the members of the PubCo Board of Directors.

(ii) The individuals identified on Company Schedule 2.4(b)(ii) will be the officers of PubCo, with such individuals holding the titles set forth opposite their names until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

(iii) The directors and officers of the Surviving Corporation immediately after the Merger Effective Time shall be the individuals set forth on Company Schedule 2.4(b)(iii), each to hold office in accordance with the organizational documents of the Surviving Corporation and applicable Law.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Merger Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with Section 262 of the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but shall instead be entitled only to such rights as are provided by Section 262 of the DGCL. If, after the Merger Effective Time, any holder of Dissenting Shares fails to perfect, effectively withdraws or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL, such shares shall thereupon be deemed to have been converted, as of the Merger Effective Time, into the right to receive the Per Share Merger Consideration otherwise payable in respect thereof pursuant to this Agreement, without interest. Prior to the Closing, the Company shall give SPAC prompt written notice of any demands for appraisal received by the Company and any withdrawals of such demands and shall provide SPAC a reasonable opportunity to participate in all negotiations and proceedings with respect thereto. Prior to the Closing, the Company shall not, without the prior written consent of SPAC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal

ARTICLE III
CONSIDERATION TO COMPANY SECURITYHOLDERS

3.1 Conversion of Company Securities.

(a) Effect on Company Capital Stock. Subject to Section 2.6, at the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company, the Company Securityholders or any other Person:

(i) each share of Company Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than treasury shares to be canceled pursuant to Section 3.1(d) and Dissenting Shares) shall be automatically canceled and converted into the right to receive a number of shares of PubCo Class A Common Stock equal to the Consideration Ratio (such consideration, the “Class A Per Share Merger Consideration”); and

(ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than treasury shares to be canceled pursuant to Section 3.1(d) and Dissenting Shares) shall be automatically canceled and converted into the right to receive a number of shares of PubCo Class B Common Stock equal to the Consideration Ratio (such consideration, the “Class B Per Share Merger Consideration” and, together with the Class A Per Share Merger Consideration, the “Per Share Merger Consideration”).

(b) Reserved.

(c) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Merger Effective Time). Each certificate (if any) evidencing ownership of shares of Merger Sub will, as of the Merger Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(d) Treatment of Shares of Company Capital Stock Owned by the Company. At the Merger Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Merger Effective Time shall be canceled and extinguished without any conversion thereof.

(e) Surrender of Certificates. The shares of PubCo Common Stock issued as Aggregate Merger Consideration upon the surrender and cancellation of the Company Capital Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(f) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

3.2 Appointment of Exchange Agent. Prior to the Closing, SPAC shall appoint Continental Stock Transfer & Trust Company or another exchange agent acceptable to the Company (acting reasonably) (the “Exchange Agent”), as its agent, for the purpose of issuing the Aggregate Merger Consideration to the Company Securityholders.

3.3 Exchange of Shares.

(a) Exchange Procedures. At the Merger Effective Time, PubCo shall deposit with the Exchange Agent the Aggregate Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), PubCo shall cause the Exchange Agent to mail to each holder of record of shares of Company Capital Stock that were converted pursuant to Section 3.1(a) into the right to receive the applicable portion of the Aggregate Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of the Company Capital Stock in exchange for PubCo Common Stock in a form to be agreed upon by SPAC and the Company prior to the Closing (a “Letter of Transmittal”). Promptly following receipt of a former Company Stockholder’s Letter of Transmittal, together with any certificates representing such shares of Company Capital Stock (or affidavit of loss thereof), if applicable, or of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of shares of Company Capital Stock that was converted pursuant to Section 3.1(a) shall be entitled to receive the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each share of Company Capital Stock surrendered by such holder. If issuance of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered share of Company Capital Stock in exchange therefor is registered, it shall be a condition of issuance that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance of the Per Share Merger Consideration to a Person other than the registered holder of the share of Company Capital Stock surrendered or shall have established to the reasonable satisfaction of PubCo that such Tax either has been paid or is not applicable.

(b) Distributions with Respect to Unexchanged Company Capital Stock. All shares of PubCo Common Stock to be issued as the Aggregate Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole shares of PubCo Common Stock issued in exchange for shares of Company Capital Stock pursuant to Section 3.1(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole share of PubCo Common Stock.

(c) Adjustments to Per Share Merger Consideration. The Aggregate Merger Consideration and Per Share Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, subdivision, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Capital Stock, SPAC Ordinary Shares or PubCo Common Stock occurring after the date of this Agreement and prior to the Merger Effective Time.

(d) Term of Exchange Agent’s Duties. Promptly following the date that is one year after the Merger Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to PubCo, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Merger Effective Time that has not exchanged such shares of Company Capital Stock for the right to receive the applicable portion of the Aggregate Merger Consideration prior to the date that is one year after the Merger Effective Time may thereafter look only to PubCo for delivery of the applicable portion of the Aggregate Merger Consideration and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PubCo shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of SPAC, PubCo, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any Affiliate of any of the foregoing shall be liable to any Person in respect of any portion of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares of PubCo Common Stock shall not have been issued in accordance with this Agreement immediately prior to the date on which any amounts payable pursuant to this ARTICLE III would otherwise escheat to or become the property of any Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of PubCo, free and clear of all claims or interest of any Person previously entitled thereto.

3.4 Closing Consideration Spreadsheet.

(a) At least two Business Days prior to the Closing, the Company shall deliver to SPAC a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Merger Effective Time:

(i) the name and address of record, if known, of each Company Stockholder, the number of shares of Company Class A Common Stock held by such Company Stockholder and the number of shares of Company Class B Common Stock held by such Company Stockholder;

(ii) the Aggregate Fully Diluted Company Shares;

(iii) the number of Aggregate Fully Diluted Company Shares; and

(iv) detailed calculations of the Aggregate Merger Consideration and the portion thereof payable to each Company Securityholder, including the number and class of shares of PubCo Common Stock issuable to each such Company Securityholder (specifying separately the number of shares of PubCo Class A Common Stock issuable to holders of Company Class A Common Stock and the number of shares of PubCo Class B Common Stock issuable to holders of Company Class B Common Stock) and, with respect to any shares of PubCo Class B Common Stock, the identity of the holder entitled to receive such shares;

(v) the calculations supporting the Aggregate Fully Diluted Company Shares and the Consideration Ratio.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by SPAC, and the Company shall consider in good faith any comments provided by SPAC, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties hereto agree that SPAC and Exchange Agent shall be entitled to rely on the Closing Consideration Spreadsheet in issuing shares of PubCo Common Stock in accordance with this ARTICLE III, including Section 3.3.

3.5 No Fractional Shares. No fractional shares of PubCo Common Stock shall be issued in connection with the Merger. Each Person who would otherwise be entitled to receive a fractional share of PubCo Common Stock shall instead have the number of shares of PubCo Common Stock otherwise issuable to such Person rounded down to the nearest whole share.

3.6 Withholding. Notwithstanding any other provision of this Agreement, SPAC, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid or remitted over to the appropriate Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, SPAC, Merger Sub, the Company and the Surviving Corporation shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the parties hereto shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

3.7 No Further Ownership Rights in Company Securities. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Merger Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Merger Effective Time (including any stock certificates evidencing such shares) shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by applicable Law.

3.8 Use of Proceeds. At the Closing, the cash available to PubCo from the Trust Account following the Redemption, together with the proceeds of any Transaction Financing consummated at or prior to the Closing (collectively, the “Available Closing Cash”), shall be applied first to the payment of Transaction Expenses payable at the Closing in accordance with this Agreement, including Section 7.5, thereafter, to the extent Sponsor elects pursuant to Section 7.4 to have any Sponsor Loans repaid in cash, to the repayment of such Sponsor Loans, and the remaining Available Closing Cash shall be retained by PubCo for working capital and general corporate purposes. For the avoidance of doubt, the amount of SPAC Transaction Expenses payable by PubCo, the Company or from the Available Closing Cash shall be subject to the SPAC Expense Cap to the extent applicable pursuant to Section 7.5. Notwithstanding the foregoing, the payment of any deferred underwriting commission shall be subject to the requirements and limitations set forth in Section 8.9.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules, the Company hereby represents and warrants to SPAC and Merger Sub as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as set forth below:

4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental Permits, required to own, lease or otherwise hold, and operate, all of its properties and assets and to carry on the Business as presently conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the Business or the ownership, leasing, holding or operation of its properties or assets makes such licensing, qualification or good standing necessary, except where the failure to be so licensed, qualified or in good standing has not had, and would not have, a Material Adverse Effect. The Company has made available to SPAC, prior to the date of this Agreement, complete and accurate copies of the Company Certificate of Incorporation and other organizational documents of the Company, in each case as amended to the date hereof. The Company Certificate of Incorporation and other organizational documents of the Company are in full force and effect. The Company is not in material violation of any of the provisions of the Company Certificate of Incorporation or its other organizational documents.

4.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and each Additional Agreement to which it is or is required to be a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite corporate action on the part of the Company, except for the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any such Additional Agreement or to consummate the Transactions. This Agreement has been, and each Additional Agreement to which the Company is or is required to be a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes, or when executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Board has duly adopted resolutions (a) determining that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its stockholders, (b) approving this Agreement, the Merger and the other Transactions in accordance with the DGCL, (c) directing that this Agreement be submitted to the Company Stockholders for adoption and (d) recommending that the Company Stockholders adopt this Agreement and approve the Transactions.

4.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.3, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the filings with the SEC and Nasdaq contemplated by this Agreement and (c) such other consents, approvals, authorizations, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.4 Non-Contravention. Subject to the receipt of the Company Stockholder Approval, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company (including the Company Certificate of Incorporation), (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets or properties is or may be bound, (c) except for the Contracts listed on Section 4.8 of the Company Schedules requiring the Company to obtain Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Company is entitled, or impose any other liability, directly or indirectly, on the Company, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets or properties is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or properties or any of the Equity Interests of the Company (including the Company Securities) except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) through (d) would not, individually or in the aggregate, be, or reasonably be expected to be a Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.00001 per share, consisting of 84,700,000 shares of Class A Common Stock and 15,300,000 shares of Class B Common Stock. A true and complete list of all of the Equity Interests issued or outstanding in the Company as of the date of this Agreement and the identity of the Persons that are the record and beneficial holders of record thereof is provided in Section 4.5(a) of the Company Schedules and there are no Equity Interests issued or outstanding in the Company as of the date of this Agreement except as set forth thereon. All of the issued and outstanding Equity Interests of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were issued and granted or allotted free and clear of all Liens, options, rights of first offer or refusal, purchase options, preemptive rights, subscription rights or any other similar rights, other than transfer restrictions under applicable securities Laws and the organizational documents of the Company, as applicable, (iii) were issued and granted or allotted in compliance in all material respects with applicable Law, and (iv) were issued in compliance with all purchase options, rights of first offer or refusal, preemptive rights, subscription rights or other similar rights.

(b) There are no (i) options, warrants, preemptive rights, calls, convertible securities, performance units, restricted stock units, restricted stock, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests of the Company, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other Equity Interests of the Company pursuant to any provision of Law, the Company Certificate of

Incorporation or any Contract to which the Company is a party, (vi) voting trusts, voting agreements, proxies or other Contracts relating to the voting or transfer of any Equity Interests of the Company, other than restrictions under applicable securities Laws or the Company’s organizational documents or (vii) equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights with respect to the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company is a party, or to the Knowledge of the Company, among any holders of Equity Interests of the Company. The Company has not (A) redeemed or repaid any Equity Interest contrary to its organizational documents or the terms of issue of any Equity Interest, (B) bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (C) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (A) and (B).

4.6 Corporate Records. All material proceedings of the Board of Directors of the Company are reflected accurately in all material respects in the minutes and records contained in the corporate minute books of the Company and made available to SPAC.

4.7 Subsidiaries. Section 4.7 of the Company Schedules sets forth a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of organization and the ownership of its outstanding Equity Interests. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. All outstanding Equity Interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, as applicable, and are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens.

4.8 Consents. The Contracts listed on Section 4.8 of the Company Schedules are the only Contracts to which the Company is a party or by which the Company or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of, filing with or notice to any Person as a result of the execution, delivery and/or performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the Transactions (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) As of the date of this Agreement, the Company has delivered to SPAC (i) the unaudited balance sheet of the Company as of March 31, 2026 and the related unaudited statements of operations and cash flows for the year then ended (the “Company 2026 Unaudited Financial Statements”) and (ii) the unaudited balance sheet of the Company as of March 31, 2025 (the “Company 2025 Balance Sheet”). The Company 2026 Unaudited Financial Statements and Company 2025 Balance Sheet have each been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby (except for the exclusion of footnotes, schedules, statements of equity and statements of cash flow and disclosures required by U.S. GAAP) and each present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein and each were derived from the Books and Records of the Company. The Company is not and has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Since March 31, 2026 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(c) Except: (i) as specifically disclosed, reflected or fully reserved against on the Company 2026 Balance Sheet; (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business of the Company consistent with past practices; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for the Company Transaction Expenses; and (v) for liabilities set forth on Company Schedule 4.9(c), the Company does not have any liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

(d) Company Schedule 4.9(d) sets forth all material Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

(e) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

(f) The Company PCAOB Audited Financial Statements and the Company Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied throughout the periods covered thereby, will present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, will have been derived from, and accurately reflect in all material respects, the Books and Records of the Company, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and, with respect to the Company PCAOB Audited Financial Statements, will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

4.10 Books and Records; Internal Controls.

(a) The books and records of the Company accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company. The Company maintains books and records in accordance with reasonable business practices and applicable Law.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the Balance Sheet Date, neither the Company nor, to the Knowledge of the Company, any auditor, accountant or other Representative of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any material fraud that involves the management or other employees of the Company who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any written claim or allegation regarding any of the foregoing.

4.11 Absence of Certain Changes.

(a) From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted in all material respects the Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not taken any action, or committed or agreed to take any action, that, if taken after the date of this Agreement and prior to the consummation of the Transactions, would have required the consent of SPAC pursuant to Section 6.1 (assuming such section had been in effect during such period).

(b) No measures have been taken for the dissolution and liquidation or declaration of bankruptcy of the Company and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of the Company and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of the Company and no step has been taken for or with a view to the appointment of such a person.

4.12 Properties; Title to the Company’s Assets.

(a) The material Tangible Personal Property owned or leased by the Company and its Subsidiaries is, in the aggregate, in operating condition and repair, ordinary wear and tear excepted, sufficient in all material respects for its current use.

(b) The Company has good, valid and marketable title in and to, or in the case of assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Company 2026 Balance Sheet. Except as set forth on Section 4.12(b) of the Company Schedules, no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.13 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there is no Action pending or, to the Knowledge of the Company, threatened that challenges or seeks to prevent, enjoin, alter or materially delay the Transactions. Except as set forth on Section 4.13 of the Company Schedules, there are no outstanding material judgments against the Company. The Company is not, and during the past three (3) years has not been, subject to any material Action, Order, settlement agreement or other similar written agreement by or with, or to the Knowledge of the Company, material investigation by, any Authority.

4.14 Material Contracts.

(a) Section 4.14(a) of the Company Schedules lists, as of the date hereof, all of the Contracts (excluding Plans) to which the Company is a party or by which any of its assets or properties is bound and which are currently in effect, including the following types of Contracts to which the Company is a party or by which any of its assets or properties is bound (collectively, such Contracts that are listed or are required to be listed on Section 4.14(a) of the Company Schedules, “Material Contracts”). As of the date of this Agreement, the Company has made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature:

(i) all Contracts that require annual or aggregate payments or expenses incurred by, or annual or aggregate payments or income to, the Company of $1,000,000 or more;

(ii) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(iii) all Contracts relating to any material acquisition or disposition of assets or Equity Interests entered into during the past three (3) years or pursuant to which the Company or any Subsidiary has any continuing material obligation;

(iv) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company, services agreements, coexistence agreements, and agreements with covenants not to sue, other than (A) “shrink wrap” or other licenses granting nonexclusive rights to use uncustomized software or hosted services that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $500,000 per year, (B) customer, vendor or channel partner Contracts (including master services agreements, statements of work, work orders, services agreements and consulting agreements) substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms entered into in the ordinary course of business consistent with past practice, and (D) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (collectively, the types of Contracts referenced in clauses (A) through (D), the “Standard Contracts”);

(v) all Contracts (A) limiting or restricting, or purporting to limit or restrict, the freedom of the Company to compete or engage in any line of business or industry or business activity or in any geographic area; (B) that require the Company to conduct any business on a “most favored nations” basis with any third party; or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(vi) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts;

(vii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(viii) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve payments to the lessor thereunder in excess of $250,000 per year;

(x) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xi) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $1,000,000 per the terms of such Contract;

(xiii) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the Transactions;

(xiv) all collective bargaining or other agreements with a labor union or labor organization;

(xv) all Contracts involving the payment of any earnout or similar contingent payment;

(xvi) all Contracts involving the settlement, conciliation or similar agreement of any Action or threatened Action;

(xvii) all Contracts requiring any capital expenditure or capital commitment in excess of $1,000,000;

(xviii) all Contracts with any Authority to which the Company is a party or any of its assets or properties is bound, other than any Permits;

(xix) all Contracts relating to any material development, redevelopment, construction or improvement project with respect to any Real Property, including any material construction, development management, project management, architecture, engineering or general contractor agreement, in each case involving payments or commitments in excess of $2,000,000;

(xx) each material property management, asset management, facilities management, leasing, brokerage or similar Contract relating to any Real Property owned, leased, managed or operated by the Company;

(xxi) each Contract granting or providing for any material option, right of first refusal, right of first offer, purchase right, sale right or similar right with respect to any material Real Property or other material asset of the Company;

(xxii) all other Contracts that are material to the Business or the Company;

(b) Each Material Contract is a legal, valid and binding obligation of the Company or applicable Subsidiary and, to the Knowledge of the Company, each other party thereto. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract, is in material breach, violation or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract nor has any Material Contract been cancelled by the other party. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. The Company has not received any claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no party to a Material Contract has given notice of or, to the Knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Except as set forth on Section 4.14(c) of the Company Schedules, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the Transactions constitutes or will constitute a default under or gives rise or will give rise to any right of termination, cancellation or acceleration of any obligation of the Company or any right of termination or cancellation of any obligation of the counterparty thereto or to a loss of any material benefit to which the Company is entitled under any provision of any Material Contract.

(d) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Section 4.15 of the Company Schedules sets forth a true, correct and complete list of all material Permits held by the Company or any of its Subsidiaries that are necessary for the ownership, leasing, operation or use of their respective assets and properties or the conduct of the Business as currently conducted. Each such Permit is valid and in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice of any material violation, suspension, revocation, cancellation or non-renewal of any such Permit that remains unresolved, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the suspension, revocation, cancellation or non-renewal of any such Permit. Except as set forth on Section 4.15 of the Company Schedules, the consummation of the Transactions will not result in the termination, suspension or material impairment of any such Permit.

4.16 Compliance with Laws.

(a) The Company and its Subsidiaries are, and since March 31, 2026 have been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries or the conduct of the Business. Since March 31, 2026, neither the Company nor any of its Subsidiaries has received any written notice from any Authority alleging any material violation of, or material noncompliance with, any applicable Law or Order that remains unresolved, and there is no Action pending or, to the Knowledge of the Company, threatened alleging any such material violation or noncompliance.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person (in each case, while acting on behalf of the Company) (i) is currently a Prohibited Party according to any U.S. Sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (ii) has (x) made or caused to be made an untrue statement of a material fact or fraudulent statement to any Authority, or (y) committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any applicable Law.

4.17 Intellectual Property.

(a) The Company and its Subsidiaries own or have valid rights to use all Intellectual Property Rights that are material to the conduct of the Business as currently conducted (collectively, the “Company IPR”). Section 4.17(a) of the Company Schedules sets forth all material registered Intellectual Property Rights and applications for registration thereof owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the conduct of the Business does not materially infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other Person, and there is no Action pending or threatened in writing against the Company or any of its Subsidiaries alleging any such material infringement, misappropriation or violation.

(b) The Company and its Subsidiaries own, lease, license or otherwise have the right to use all material information technology systems necessary for the conduct of the Business as currently conducted, and during the past three (3) years there has been no material failure or disruption thereof that has not been remedied in all material respects.

(c) The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance in all material respects with applicable Data Protection Laws. During such period, neither the Company nor any of its Subsidiaries has experienced any material breach or other unauthorized access, acquisition, use or disclosure of Personal Information requiring notification to any Person or Authority under applicable Data Protection Laws, and neither the Company nor any of its Subsidiaries has received written notice of any material claim or investigation alleging a violation of any Data Protection Law.

4.18 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company reflected on the Company 2026 Balance Sheet, and all accounts payable of the Company arising subsequent to the Balance Sheet Date, arose from bona fide transactions of the Company in the ordinary course of business consistent with past practice.

(b) Section 4.18(b) of the Company Schedules sets forth all material amounts owed by the Company or any of its Subsidiaries to any Affiliate, and all material amounts owed to the Company or any of its Subsidiaries by any Affiliate, in each case other than amounts arising from ordinary course compensation or expense reimbursement arrangements.

4.19 Employees; Employment Matters.

(a) Except as set forth on Section 4.19(a) of the Company Schedules, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any labor union or labor organization, and there is no material strike, work stoppage, lockout or other material labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance in all material respects with applicable Laws relating to employment and employment practices, including wages and hours, classification of employees and independent contractors, discrimination, harassment, immigration and work authorization, occupational health and safety and workers’ compensation.

(c) Except as set forth on Section 4.19(c) of the Company Schedules, there is no material Action pending or, to the Knowledge of the Company, threatened by or before any Authority relating to the employment of any current or former employee or other service provider of the Company or any of its Subsidiaries.

(d) Except as set forth on Section 4.19(d) of the Company Schedules, neither the Company nor any of its Subsidiaries has paid or promised to pay any bonus or other transaction-related compensation to any employee in connection with the consummation of the Transactions.

4.20 Employee Benefits.

(a) Section 4.20 of the Company Schedules sets forth a true, correct and complete list of each material Plan. Each Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, and all material contributions, premiums and other payments required to be made with respect to each Plan have been timely made or properly accrued.

(b) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, or has any material liability with respect to any (i) defined benefit plan subject to Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) plan that provides post-employment health or welfare benefits, other than as required by applicable Law.

(c) Except as set forth on Section 4.20 of the Company Schedules, neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other event, (i) result in any material payment or benefit becoming due to any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) materially increase any compensation or benefits payable to any such Person or (iii) accelerate the time of payment, funding or vesting of any material compensation or benefits.

(d) Except as set forth on Section 4.20(d) of the Company Schedules, no amount or benefit paid or payable in connection with the Transactions, either alone or together with any other event, would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

4.21 Real Property.

(a) Section 4.21 of the Company Schedules sets forth a true, correct and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or the applicable Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.21(b) of the Company Schedules sets forth a true, correct and complete list of all material leases, subleases and other agreements pursuant to which the Company or any of its Subsidiaries leases, subleases, uses or occupies any real property (the “Real Property Leases” and such real property, the “Leased Real Property”). Each Real Property Lease is valid and in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material default thereunder. The Company has made available to SPAC true, correct and complete copies of all Real Property Leases, including all material amendments and modifications thereto.

(c) Except as set forth on Section 4.21(c) of the Company Schedules, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings affecting any Owned Real Property or Leased Real Property, (ii) the current use and operation of the Owned Real Property and Leased Real Property complies in all material respects with applicable zoning, land use and other applicable Laws and Permits, and (iii) the Company has not received written notice of any material violation thereof that remains uncured.

(d) Except as set forth on Section 4.21(d) of the Company Schedules, neither the Company nor any of its Subsidiaries is obligated under any outstanding option, right of first refusal, right of first offer or other contractual right to sell, purchase or otherwise transfer any material Owned Real Property or Leased Real Property or any material interest therein.

(e) Section 4.21(e) of the Company Schedules sets forth all material Indebtedness secured by any Owned Real Property or Leased Real Property, including the applicable property, lender and outstanding principal amount. Except as set forth on Company Schedule 4.21(e), neither the Company nor any of its Subsidiaries is in material default under any mortgage, deed of trust or other instrument securing such Indebtedness, and neither the Company nor any of its Subsidiaries has received written notice of any pending foreclosure or similar enforcement proceeding with respect thereto.

4.22 Tax Matters.

(a) The Company (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, or obtained extensions of time to file all such Tax Returns, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns). The unpaid Taxes or Tax liabilities of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company 2026 Balance Sheet in accordance with U.S. GAAP and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person and have complied in all material respects with applicable information reporting requirements.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of the Company that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against the Company for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect of the assessment or collection of any Taxes of the Company has been waived or extended, which waiver or extension is in effect. The Company has not requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) The Company has not applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on SPAC, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date.

(f) There is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or does not file Tax Returns that the Company is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) The Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation.

(i) The Company (i) has not been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is the Company) and (ii) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. The Company is not, and has never been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) The Company will not be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by the Company prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of the Company pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) The Company has not taken or agreed to take any action, and, to the Knowledge of the Company, there are no facts or circumstances, that would reasonably be expected to prevent or materially impede the Intended Tax Treatment.

4.23 Environmental Laws. Except as set forth on Section 4.23 of the Company Schedules, (a) the Company and its Subsidiaries are, and during the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws; (b) neither the Company nor any of its Subsidiaries has received any written notice alleging any material violation of or material liability under any Environmental Law that remains unresolved; (c) there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under any Environmental Law; and (d) to the Knowledge of the Company, there has been no release of Hazardous Materials at, on, under or from any Owned Real Property or Leased Real Property in a manner or quantity that would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under any Environmental Law.

4.24 Finders’ Fees. Except as set forth on Section 4.24 of the Company Schedules, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.

4.25 Directors and Officers. Section 4.25 of the Company Schedules sets forth a true, correct and complete list of all directors and officers of the Company.

4.26 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Representatives acting on their behalf (a) has, during the past five (5) years, materially violated any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (b) is currently the subject of any material investigation or enforcement proceeding by any Authority relating to any actual or alleged violation thereof, or (c) is a Person that is the subject or target of applicable Sanctions or is owned or controlled by any such Person. Neither the Company nor any of its Subsidiaries has, during the past five (5) years, knowingly engaged in any material transaction or dealing prohibited by applicable Sanctions.

4.27 Insurance. Section 4.27 of the Company Schedules sets forth a true, correct and complete list of all material insurance policies maintained by or for the benefit of the Company and its Subsidiaries or their respective businesses, assets and properties. All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination of any such policy that has not been replaced on substantially comparable terms. Neither the Company nor any of its Subsidiaries is in material default under any such policy. The Company and its Subsidiaries maintain insurance coverage in such amounts and against such risks as is customary for businesses and properties of similar size and character, including, as applicable, property and casualty and general liability insurance with respect to the Owned Real Property and Leased Real Property. Except as set forth on Section 4.27 of the Company Schedules, there is no material claim pending under any such policy as to which coverage has been denied in writing by the applicable insurer.

4.28 Related Party Transactions. Except as set forth on Section 4.28 of the Company Schedules, no director, officer or holder of more than five percent (5%) of the outstanding Company Capital Stock, or any Affiliate or immediate family member of any such Person, (a) is party to any material Contract or transaction with the Company or any of its Subsidiaries, other than employment, compensation, benefit or indemnification arrangements entered into in the ordinary course of business, or (b) owns any material interest in any material asset or property used by the Company or any of its Subsidiaries in the conduct of the Business

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in the SPAC Schedules or as disclosed in the SPAC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), SPAC and Merger Sub (the “SPAC Parties”) hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as set forth below.

5.1 Corporate Existence and Power. SPAC and Merger Sub are each duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. SPAC has all requisite power and authority, corporate and otherwise, and all governmental Permits required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Transactions.

5.2 Authorization.

(a) The SPAC Parties have all requisite power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which they are or will be parties and to consummate the Transactions, in the case of SPAC, subject to receipt of the SPAC Shareholder Approval. The execution, delivery and performance by the SPAC Parties of this Agreement and the Additional Agreements to which they are or will be parties, and the consummation by the SPAC Parties of the Transactions, have been duly authorized by all necessary action on the part of the SPAC Parties, in the case of SPAC, subject to receipt of the SPAC Shareholder Approval. This Agreement constitutes, and, upon execution and delivery thereof, each Additional Agreement to which a SPAC Party is or will be a party will constitute, a valid and legally binding obligation of such SPAC Party, enforceable against such SPAC Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The SPAC Board has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders, (ii) approving this Agreement and the Transactions, (iii) determining that the Merger constitutes a “Business Combination” as such term is defined in the SPAC Articles and (iv) recommending that the SPAC Shareholders approve the Required SPAC Proposals (the “SPAC Board Recommendation”).

(c) The approval of the Required SPAC Proposals by the requisite vote of the holders of SPAC Ordinary Shares in accordance with the SPAC Articles and the Cayman Companies Act (the “SPAC Shareholder Approval”) is the only vote of the holders of any class or series of SPAC’s Equity Interests necessary to approve this Agreement and the Transactions.

(d) SPAC, in its capacity as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger and the other Transactions applicable to Merger Sub.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, none of the execution, delivery or performance by the SPAC Parties of this Agreement or any Additional Agreement to which the SPAC Parties are or will be a party, or the consummation of the Transactions, requires any consent, approval, license, Order, or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) any SEC or Nasdaq filings and approval required to consummate the Transactions, (b) the filing of the Certificate of Domestication and PubCo COI with the Secretary of State of the State of Delaware in connection with the Domestication, (c) the filings required to be made with the Cayman Registrar in connection with the Domestication and (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

5.4 Non-Contravention. Subject to receipt of the SPAC Shareholder Approval and the SPAC Consents set forth on Section 5.4 of the SPAC Schedules, neither the execution and delivery by the SPAC Parties of this Agreement or any Additional Agreement to which either SPAC Party is or will be a party, nor the performance by the SPAC Parties of their respective obligations hereunder or thereunder or the consummation of the Transactions, will (a) conflict with or violate the organizational documents of either SPAC Party, (b) conflict with or violate any applicable Law or Order or (c) result in any breach of or default under, or give rise to any right of termination, cancellation or acceleration under, any material Contract to which either SPAC Party is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to prevent or materially delay the consummation of the Transactions by the SPAC Parties.

5.5 Finders’ Fees. Except as set forth on Section 5.5 of the SPAC Schedules or disclosed in the SPAC SEC Documents, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Merger Sub or Sponsor.

5.6 Capitalization.

(a) The authorized share capital of SPAC is $50,000, divided into 500,000,000 ordinary shares, par value $0.0001 per share. As of the date of this Agreement, 11,271,802 SPAC Ordinary Shares are issued and outstanding. As of the date of this Agreement, 4,468,750 SPAC Warrants are issued and outstanding, each whole SPAC Warrant entitling the holder thereof to purchase one SPAC Ordinary Share at an exercise price of $11.50 per share, subject to adjustment pursuant to the Warrant Agreement. Except for the SPAC Ordinary Shares, SPAC Warrants and securities comprising the SPAC Units, and except as contemplated by this Agreement or the Additional Agreements, there are no other Equity Interests of SPAC issued, reserved for issuance or outstanding.

(b) All issued and outstanding SPAC Ordinary Shares have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive right, subscription right or similar right under the Cayman Companies Act, the SPAC Articles or any Contract to which SPAC is a party. Except for the Redemption and as otherwise contemplated by the SPAC Articles, this Agreement or the Additional Agreements, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or other Equity Interests of SPAC.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and owned beneficially and of record by SPAC, free and clear of all Liens. All issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by this Agreement, Merger Sub has no outstanding options, warrants, rights, convertible securities or other commitments or agreements relating to its capital stock.

5.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the SPAC Parties expressly for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus or any other filing with the SEC in connection with the Transactions will, at the time such document is filed with the SEC, at the time it becomes effective under the Securities Act, at the time it is mailed to the SPAC Shareholders, at the time of the SPAC Shareholder Meeting or at the Closing, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made with respect to information supplied by or on behalf of the Company or any of its Affiliates.

5.8 Trust Account. As of the date of this Agreement, SPAC has at least $88,065,334.71 in the trust account established by SPAC for the benefit of its public shareholders (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of May 22, 2026, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and has not been amended or modified, except as disclosed in the SPAC SEC Documents. There are no agreements, side letters or other arrangements that would cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or that would entitle any Person, other than SPAC Shareholders exercising redemption rights in accordance with the SPAC Articles and the Trustee with respect to amounts owed to it, to any portion of the funds in the Trust Account prior to the Closing. SPAC has performed in all material respects all obligations required to be performed by it to date under the Trust Agreement and is not in material default thereunder, and, to the Knowledge of SPAC, no event has occurred that, with notice or lapse of time or both, would constitute such a material default. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.

5.9 SPAC SEC Documents and Financial Statements.

(a) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by SPAC from the SEC staff with respect to the SPAC SEC Documents and, to the Knowledge of SPAC, none of the SPAC SEC Documents is the subject of ongoing SEC review or investigation. Since the IPO, SPAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto (the “SPAC SEC Documents”). As of their respective filing dates, or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, the SPAC SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of SPAC included or incorporated by reference in the SPAC SEC Documents (the “SPAC Financial Statements”) fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of SPAC as of the respective dates and for the respective periods indicated therein, in conformity with U.S. GAAP applied on a consistent basis, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of notes to the extent permitted by applicable SEC rules.

(c) SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Documents.

(d) The SPAC Ordinary Shares, SPAC Warrants and SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “FXAC,” “FXACW” and “FXACU,” respectively. SPAC has not received any written notice from Nasdaq that SPAC is not in compliance with the applicable Nasdaq listing requirements that has not been resolved or otherwise disclosed in the SPAC SEC Documents.

(e) SPAC has established and maintains disclosure controls and procedures and internal control over financial reporting as required by applicable Law, in each case subject to any exemptions available to SPAC as an “emerging growth company” or “smaller reporting company.”

5.10 Anti-Corruption; Anti-Money Laundering. Neither SPAC nor Merger Sub nor, to the Knowledge of SPAC, any of their respective directors, officers or Representatives acting on their behalf has materially violated any applicable Anti-Corruption Law or Anti-Money Laundering Law, and neither SPAC nor Merger Sub is subject to any pending or, to the Knowledge of SPAC, threatened material Action relating to any such violation.

5.11 Affiliate Transactions. SPAC has made available to the Company true and complete copies of, all Contracts between (a) SPAC, on the one hand, and (b) any SPAC Related Party, on the other hand, other than (x) Contracts entered into after the date of this Agreement that are either permitted or entered into in accordance with this Agreement or (y) Contracts disclosed in the SPAC SEC Documents. No SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed any material amount by, directly or indirectly, SPAC or Merger Sub. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.11 are referred to herein as “SPAC Related Party Transactions.” “SPAC Related Party” shall mean any Affiliate of either SPAC or the Sponsor, or any of their respective current employees or current or former directors, officers, general partners (including the Sponsor), managers, controlling persons or any immediate family members or Affiliate of any of the foregoing Persons.

5.12 Litigation. There is no (a) Action pending, or, to the Knowledge of SPAC, threatened against either SPAC Party or that affects its or their assets or properties, or (b) Order outstanding against either SPAC Party or that affects its or their assets or properties. Neither SPAC Party is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to either SPAC Party.

5.13 Expenses, Indebtedness and Other Liabilities. Except as disclosed in the SPAC SEC Documents or set forth on Section 5.13 of the SPAC Schedules, neither SPAC nor Merger Sub has any material Indebtedness or other material liabilities or obligations, other than (a) liabilities reflected or reserved against in the SPAC Financial Statements, (b) liabilities incurred in the ordinary course of SPAC’s activities since the date of the most recent SPAC Financial Statements and (c) SPAC Transaction Expenses incurred in connection with the Transactions. SPAC has not incurred or committed to incur any SPAC Transaction Expenses except as permitted by this Agreement.

5.14 Tax Matters.

(a) Each SPAC Party (i) has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, or obtained extensions of time to file all such Tax Returns, and all such Tax Returns are true, correct, complete and accurate in all material respects, and (ii) has timely paid all income and other material Taxes and all income and other material Tax liabilities which have become due (whether or not shown as due on such Tax Returns).

(b) Each SPAC Party has timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person and have complied in all material respects with applicable information reporting requirements.

(c) There are no audits, examinations or other Actions with respect to any Taxes or Tax Returns of any SPAC Party that are being conducted, pending or proposed in writing. No claim or deficiency has been asserted or assessed by any Authority against a SPAC Party for any material amount of Taxes that has not been paid or settled in full.

(d) No statute of limitations in respect of the assessment or collection of any Taxes of a SPAC Party has been waived or extended, which waiver or extension is in effect. No SPAC Party has requested any extension of time within which to file any Tax Return (other than automatic extensions not requiring the consent of the applicable Taxing Authority), which Tax Return has since not been filed.

(e) No SPAC Party has applied for, or requested, a ruling, administrative relief or technical advice from any Taxing Authority, which could be binding on SPAC, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates after the Closing Date.

(f) There is no Lien (other than Permitted Liens) for Taxes upon any SPAC Party or on any of the assets of a SPAC Party.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where a SPAC Party has not paid any Tax or does not file Tax Returns that such SPAC Party is or may be subject to taxation by, or required to file a Tax Return in, such jurisdiction.

(h) No SPAC Party is or has ever been subject to Tax in any country other than the country of incorporation of such SPAC Party by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in that country, and each SPAC Party is and has always been tax resident solely in its country of incorporation.

(i) No SPAC Party (i) has been a member of a consolidated, combined, unitary, affiliated or other group for Tax purposes (other than a group the common parent of which is SPAC) or (ii) has any liability for the Taxes of any Person (other than another SPAC Party) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and the primary purpose of which is not Tax) or otherwise. No SPAC Party is, or has ever been, a party to or bound by any Tax sharing, allocation, or indemnification Contract or similar Contract (other than any Tax sharing, allocation or indemnity provisions in Contracts entered into the ordinary course of business and the primary purpose of which is not Tax).

(j) No SPAC Party will be required to include any material amount in taxable income or exclude any material item of deduction from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) an installment sale or open transaction made on or prior to the Closing Date, (iii) an advance or prepaid amount or deferred revenue realized or received by a SPAC Party prior to the Closing, (iv) use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (v) a change in the accounting method of a SPAC Party pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax Law) for a taxable period (or portion thereof) ending on or prior to the Closing Date, (vi) any inclusion under Section 951(a) or Section 951A of the Code with respect to income earned or accrued in a taxable period (or portion thereof) ending on or prior to the Closing Date or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(k) No SPAC Party has taken or agreed to take any action, and, to the Knowledge of the SPAC Parties, there are no facts or circumstances, that would reasonably be expected to prevent or materially impede the Intended Tax Treatment.

5.15 SPAC Benefit Arrangements. SPAC and Merger Sub have never, and do not currently, maintain, sponsor or contribute to, or have any liability pursuant to any plan, program or arrangement that would fall under the definition of “Plan” determined as if such definition referenced SPAC and Merger Sub, as applicable, instead of the Company. Other than any officers as described in the SPAC SEC Documents, SPAC and Merger Sub have never employed any employees. Other than repayment of working capital loans or cash advances made by, or reimbursement of any out-of-pocket expenses incurred by, SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor Merger Sub has any unsatisfied material liability with respect to any officer or director.

5.16 Business Activities; Contracts and Liabilities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of its covenants or agreements in this Agreement or any Additional Agreements or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature.

(b) Except as set forth on Section 5.16(b) of the SPAC Schedules, as of the date of this Agreement, SPAC has no Indebtedness.

5.17 No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or reserved against in the SPAC Financial Statements, (b) incurred in the ordinary course of SPAC’s activities since the date of the most recent SPAC Financial Statements, (c) incurred in connection with the Transactions, including the SPAC Transaction Expenses, (d) arising under Contracts to which SPAC or Merger Sub is a party, other than liabilities arising from any material breach or default thereunder, or (e) disclosed in the SPAC SEC Documents or set forth on SPAC Schedule 5.17, neither SPAC nor Merger Sub has any material liabilities or obligations of a type required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP.

5.18 Investment Company Act. SPAC is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Conduct of Business. Each of the Company and SPAC covenants and agrees that:

(a) From the date hereof until the earlier of (i) the termination of this Agreement in accordance with ARTICLE X and (ii) the Closing Date (the “Interim Period”), unless SPAC or the Company, respectively, otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and except (x) as expressly required or permitted by this Agreement or any Additional Agreement, (y) in the case of the Company, as set forth on Section 6.1 of the Company Schedules or, in the case of SPAC, as set forth on Section 6.1 of the SPAC Schedules, or (z) as required by applicable Law, each of the Company and SPAC shall (A) operate and conduct its respective business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization and material business relationships and (B) not take any of the following actions, as applicable:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or propose, adopt or effect any plan, or engage in, any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) (x) with respect to the Company, other than in the ordinary course of business consistent with past practice, amend, waive any provision of, or terminate prior to its scheduled expiration date, any Material Contract in a manner that is materially adverse to the interests of the Company or (y) with respect to SPAC, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any right under the Trust Agreement (in each case other than ministerial changes that do not have an economic impact);

(iii) solely with respect to the Company, enter into any Contract after the date of this Agreement, including for capital expenditures, that would be considered a Material Contract and would obligate the payment by the Company or PubCo, as applicable, of more than $1,000,000 (individually), other than in the ordinary course of business consistent with past practices;

(iv) solely with respect to the Company, make any capital expenditure in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than expenditures contemplated by the Company’s budget or business plan previously made available to SPAC;

(v) (A) sell, assign, transfer, lease, convey or otherwise dispose of, or subject to any Lien other than a Permitted Lien, any material assets or properties, including any material Real Property, except in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof and disclosed to SPAC;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other Equity Interests; or pay, declare or promise to pay any other amount to any stockholder, shareholder or other holder of Equity Interests in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices);

(vii) (A) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other Equity Interests, or (B) adjust, split, subdivide, combine, consolidate or reclassify any of its Equity Interests;

(viii) make any material loan, advance, capital contribution or investment in any Person, or incur, assume, guarantee or otherwise become liable for any material Indebtedness, except (A) in the ordinary course of business consistent with past practice, (B) as expressly contemplated by this Agreement or any Additional Agreement or (C) with respect to the Company, pursuant to the financing arrangements expressly contemplated by the Sponsor Loan Documents;

(ix) solely with respect to SPAC, suffer or incur any Lien, except for Permitted Liens, on SPAC’s assets or properties;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or SPAC, as applicable, or write off or make reserves against the same;

(xi) (A) merge or consolidate or enter a similar transaction with, or acquire any business or the material assets of, any other Person; (B) be acquired by any other Person; or (C) form any Subsidiaries;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or SPAC’s respective assets or properties, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) (A) solely with respect to SPAC, adopt any severance, retention or other employee plan, or (B) solely with respect to the Company, fail to continue to make timely contributions to each employee health and welfare benefit plan in accordance with the terms thereof;

(xiv) institute, waive, release, compromise, settle or agree to settle any Action, in each case in excess of $1,000,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary or equitable relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting policies, principles, methods or practices or write down the value of its assets;

(xvi) change its principal place of business or jurisdiction of organization or enter into any new line of business;

(xvii) issue, sell, grant, redeem, repurchase or otherwise acquire or dispose of any Equity Interests or securities convertible into or exercisable or exchangeable for Equity Interests, other than (A) the Redemption or (B) as expressly contemplated by this Agreement or any Additional Agreement;

(xviii) (A) make, change or revoke any material Tax election, change any material method of Tax accounting, amend any material Tax Return, settle or compromise any material Tax liability, enter into any material Tax sharing or similar agreement, or surrender any material right to claim a Tax refund, in each case except as required by applicable Law;

(xix) take any action, or fail to take any action, or become obligated to take or fail to take any action, where such action or failure could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

(xx) solely with respect to SPAC, enter into any transaction with, distribute or advance any assets or property to, or incur any liabilities to any of its Affiliates, other than (A) the payment of salary and benefits in the ordinary course consistent with past practices or (B) as contemplated by the exceptions set forth in Section 6.1(a)(viii)(B);

(xxi) solely with respect to the Company, except as required by applicable Law or the terms of any Plan in effect as of the date hereof, (A) materially increase the compensation or benefits of any director or executive officer, other than in the ordinary course of business consistent with past practice, (B) grant any material severance, retention, change-in-control or similar compensation, (C) materially amend any Plan or adopt any new material Plan or (D) accelerate the vesting or payment of any material compensation or benefits;

(xxii) solely with respect to the Company, enter into any Affiliate Transactions;

(xxiii) solely with respect to the Company, fail to take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business, or fail to comply in any material respect with applicable Law;

(xxiv) authorize, agree or commit to do any of the foregoing.

6.2 Access to Information. During the Interim Period, the Company and SPAC shall each, subject to applicable law, (a) continue to give such other party and such other party’s legal counsel and other Representatives reasonable access to the offices, properties, employees, and Books and Records of the Company, on the one hand, and SPAC, on the other hand, as applicable, (b) furnish to the other party, its legal counsel and its other Representatives such financial and operating data and other information relating to the Business and the Company, on the one hand, and SPAC, on the other hand, as applicable, as such Persons may request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with such other party and its Representatives in such other party’s investigation of the Company or the Business (in the case of the Company) or the SPAC or the business of SPAC (in the case of SPAC); provided that any access granted pursuant to this Section 6.2 shall utilize commercially reasonable security measures, and be during normal business hours and upon reasonable prior written notice and in such manner as not to interfere unreasonably with the conduct of the Business (in the case of the Company) or the business of SPAC (in the case of SPAC). Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party hereto shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgment, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) violate any applicable Law to which it is subject, or (iii) violate any legally-binding obligation of such party with respect to confidentiality, non-disclosure or privacy; provided, that, the Company and SPAC shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation.

6.3 Notices of Certain Events. During the Interim Period, each of SPAC and the Company shall promptly notify such other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any material rights or privileges of such party or create any Lien on any material assets of such party;

(b) any notice or other communication from any Authority in connection with the Transactions;

(c) the occurrence of any fact or circumstance which constitutes or results in, or would reasonably be expected to constitute or result in, a Material Adverse Effect or SPAC Material Adverse Effect, as applicable; and

(d) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

No notice pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto, or any condition to the obligations of any party hereto.

6.4 Cooperation with Registration Statement, Proxy Statement/Prospectus; Other Filings.

(a) As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the parties hereto shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(b) The Company shall promptly provide to SPAC such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by SPAC for inclusion in the Registration Statement and Offer Documents. As promptly as practicable after receipt by SPAC from the Company of all information required for inclusion therein, including the Company PCAOB Audited Financial Statements, SPAC and the Company shall cooperate in the preparation, and SPAC shall file with the SEC, the Registration Statement, which shall include a combined proxy statement and prospectus (the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from holders of SPAC Ordinary Shares sufficient to obtain the SPAC Shareholder Approval at a general meeting (whether annual or extraordinary) of holders of SPAC Ordinary Shares to be called and held for such purpose (the “SPAC Shareholder Meeting”). SPAC shall promptly respond to any SEC comments on the Registration Statement. The Proxy Statement/Prospectus, the Registration Statement, and the documents included or referred to therein, together with any filings under the Exchange Act that reference, amend, or supplement the foregoing documents, and any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents.”

(c) SPAC shall each time before any Offer Document is filed with the SEC (i) permit the Company and its counsel to review and comment on the Offer Documents and (ii) consider any such comments in reasonable and good faith. As promptly as practicable after receipt thereof, SPAC shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between SPAC or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Offer Documents, and, in each case, shall consult with the Company and its counsel concerning any such correspondence and shall give the Company and its counsel reasonable opportunity to participate in the response to any such correspondence and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by permitting the Company’s counsel to participate with SPAC’s counsel in any discussions or meetings with the SEC. SPAC will advise the Company, as promptly as practicable after it receives notice thereof, of the time when the Registration Statement or Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(d) Neither SPAC nor the SPAC Board shall withdraw, qualify, amend, change or modify, or publicly propose to withdraw, qualify, amend, change or modify, the SPAC Board Recommendation in a manner adverse to the Company (a “Change in Recommendation”); provided, that, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may make a Change in Recommendation in response to a SPAC Intervening Event if the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. Prior to making any such Change in Recommendation, SPAC shall (i) provide the Company with written notice of its intention to make a Change in Recommendation and a reasonably detailed description of the facts and circumstances giving rise thereto and (ii) for a period of three (3) Business Days following delivery of such notice, consider in good faith any adjustments to the terms and conditions of this Agreement proposed by the Company that would obviate the need for such Change in Recommendation. Following such three (3) Business Day period, the SPAC Board may make a Change in Recommendation if, after taking into account any such proposed adjustments, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law. Any material change in the facts or circumstances relating to a SPAC Intervening Event shall require SPAC to deliver a new notice pursuant to this Section 6.4(d), in which case the foregoing three (3) Business Day period shall be reduced to two (2) Business Days.

(e) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC (such effective date, the “S-4 Effective Date”), SPAC shall distribute the Proxy Statement/Prospectus to the holders of SPAC Ordinary Shares and, pursuant thereto, shall call the SPAC Shareholder Meeting in accordance with the SPAC Articles and all applicable Laws of the Cayman Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Transactions and the other matters presented to the SPAC Shareholders for approval or adoption at the SPAC Shareholder Meeting, including the Required SPAC Proposals.

(f) SPAC shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the SPAC Articles and all applicable Laws of the Cayman Islands and Nasdaq in the preparation, filing and distribution of the Offer Documents, as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the SPAC Shareholder Meeting. The Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act with respect to information provided for inclusion in the Offer Documents. Without limiting the foregoing, SPAC shall ensure that each of the Registration Statement, as of the S-4 Effective Date, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the SPAC Shareholders, and as of the date of the SPAC Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that SPAC shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Offer Documents). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Offer Documents, as of the S-4 Effective Date, the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the SPAC Shareholders, the Redemption deadline pursuant to the SPAC Articles and Trust Agreement, or at the time of the SPAC Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Merger Effective Time, a change in the information relating to the Company or any other information furnished by SPAC, Merger Sub or the Company for inclusion in the Offer Documents, which would make the preceding sentence incorrect, should be discovered by SPAC, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties hereto of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Shareholders. In connection therewith, SPAC, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with SPAC as relevant if required to achieve the foregoing.

(g) In accordance with the SPAC Articles, applicable Law and Nasdaq rules, SPAC shall seek approval from the SPAC Shareholders of (i) the Business Combination, (ii) the Domestication, (iii) the PubCo COI and any separate proposals required in connection therewith, (iv) the election of the directors designated pursuant to Section 2.4(b)(i), (v) the issuance of PubCo Common Stock in connection with the Transactions to the extent required by applicable Nasdaq rules, (vi) the PubCo Equity Incentive Plan, (vii) any adjournment of the SPAC Shareholder Meeting if necessary or appropriate and (viii) such other proposals as are reasonably necessary to consummate the Transactions.

(h) SPAC, with the reasonable assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public shareholders of SPAC with the opportunity to effect the Redemption at the Redemption Price, all in accordance with the SPAC Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, SPAC may make any public filing with respect to the Merger to the extent required by applicable Law.

(j) SPAC shall call and hold the SPAC Shareholder Meeting as promptly as practicable (subject to applicable rules and regulations of the SEC) after the S-4 Effective Date for the purpose of seeking the approval of each of the Required SPAC Proposals, and SPAC shall consult in good faith with the Company with respect to the date on which such meeting is to be held. SPAC shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide SPAC with such information as shall be reasonably requested by SPAC for inclusion in or attachment to the Proxy Statement/Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Prospectus or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to SPAC and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(k) Prior to Closing, SPAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the consummation of the Transactions contemplated by this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the parties hereto shall prepare a mutually agreeable press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly following the Closing, PubCo shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

6.5 Company Financial Statements and Financial Information.

(a) The Company shall use its reasonable best efforts to provide SPAC by October 30, 2026, or as promptly as reasonably practicable thereafter, with audited financial statements, including balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company as of and for each of the years ended December 31, 2025 and December 31, 2024, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Company PCAOB Audited Financial Statements”).

(b) The Company shall use its reasonable best efforts to provide SPAC by the end of each calendar quarter during the Interim Period, or as promptly as reasonably practicable thereafter, the unaudited financial statements, including balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with U.S. GAAP and Regulation S-X (the “Company Unaudited Interim Financial Statements”).

(c) The Company shall use its reasonable best efforts to promptly provide SPAC with additional Company financial information reasonably requested by SPAC for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by SPAC with the SEC. Notwithstanding the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Offer Documents of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

6.6 Reasonable Best Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts, and shall cooperate with the other parties hereto, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable under applicable Law to consummate the Transactions, including using its reasonable best efforts to (i) obtain all material consents, approvals, waivers and authorizations required from applicable Authorities or other Persons, (ii) make all filings and submissions required in connection with the Transactions and (iii) execute and deliver such additional instruments as may be reasonably necessary to consummate the Transactions.

(b) Each of the Company and SPAC agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the Transactions and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the Transactions, either in person or by telephone, with any Authority in connection with the Transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their reasonable best efforts to take all such action.

6.7 Confidentiality.

(a) Each party hereto acknowledges and understands that, in connection with the Transactions, it will receive certain Confidential Information of the other parties hereto (the recipient of such Confidential Information, the “Recipient” and the party hereto disclosing such Confidential Information, the “Disclosing Party”). During the Interim Period, and, in the event that this Agreement is terminated pursuant to ARTICLE X, for a period of two years after such termination, the Recipient shall, and shall instruct its Representatives to, use Confidential Information solely for the purpose of consummating the Transactions, and, in furtherance and not in limitation of the foregoing, shall (i) undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; (ii) not disclose or cause to be disclosed in any manner whatsoever, directly or indirectly, in whole or in part, Confidential Information, except as is expressly permitted under this Agreement; and (iii) except as permitted by Section 6.7(c) below, disclose the Confidential Information only to its Representatives who have been advised by the Recipient of the existence of this Section 6.7 and have been instructed to comply with the provisions of this Section 6.7, or are otherwise subject to a confidentiality agreement with the Disclosing Party.

(b) The term “Confidential Information” means all documents, information (whether oral, written, or electronic), interpretations, and other materials about the Disclosing Party or the Disclosing Party’s business furnished by the Disclosing Party to the Recipient or its Representatives in connection with this Agreement or the Transactions, in each case, that are non-public, confidential, or proprietary, including without limitation, non-public, confidential, or proprietary information related to accounting, financial matters, tax, legal and operational information, proprietary oral, written, or electronic communications, confidential memoranda, presentations, notes, reports, analyses, compilations, forecasts, data, studies, or other documents or materials prepared by the Disclosing Party or its Representatives, or prepared by the Recipient or its Representatives to the extent based on the information or materials referenced in this first sentence of Section 6.7(b). The term “Confidential Information” does not include information that: (i) is, was, or becomes available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in violation of this Section 6.7; (ii) is, was, or becomes available to the Recipient or any of its Representatives from a source other than the Disclosing Party or its Representatives if such source is not known by the Recipient at the time of the disclosure to be bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the Disclosing Party with respect to such information; (iii) was or is independently developed by the Recipient or its Representatives without using Confidential Information; (iv) is obtained by the Recipient or its Representatives through subpoena, formal legal proceedings or discovery, or other process; (v) is determined by a court of competent jurisdiction not to be Confidential Information pursuant to a final order not subject to appeal; (vi) is already within the Recipient’s possession prior to it being furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party and not covered by some other confidentiality obligation between the Recipient and the Disclosing Party; or (vii) is agreed by the Disclosing Party in writing (including by email) not to be Confidential Information.

(c) Notwithstanding anything to the contrary in this Section 6.7, the Recipient may disclose any Confidential Information in the event that the Recipient or its Representatives are requested or required (as determined in good faith by the Recipient or such Representative upon the advice of counsel) to disclose all or any portion of the Confidential Information by any applicable Law or applicable stock exchange rules or by request of any Authority (whether by oral questions, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process). Notwithstanding the foregoing, with respect to any such request made under applicable Law, to the extent reasonably practicable and permitted by applicable Law, the Recipient agrees to promptly notify the Disclosing Party of such request so that the Disclosing Party may intervene (at the Disclosing Party’s sole cost and expense) to take legally available steps to resist or narrow such request, including the Disclosing Party’s efforts to seek a protective order or other appropriate remedy (at the Disclosing Party’s sole cost and expense). In addition, to the extent permitted by applicable Law, the Recipient will not oppose and, to the extent requested by the Disclosing Party, will use commercially reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s sole cost and expense) with regard to, any action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information, or to resist or narrow the request or requirement for information. Provided the Recipient and its Representatives comply with the notice and other provisions of this Section 6.7(c), if the Recipient, or any of its Representatives, is requested by any Authority or is required by applicable Law to disclose Confidential Information, the Recipient or its Representatives may disclose that portion of the Confidential Information that the Recipient, or any of its Representatives, reasonably believes is requested or required by applicable Law without any liability for such disclosure. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives may disclose Confidential Information without notice or other obligation to the Disclosing Party or taking any other action hereunder in connection with routine supervisory examinations, inspections, investigations or inquiries by an auditor, banking or other regulatory or self-regulatory authorities having jurisdiction or any other ordinary course regulatory audits of the Recipient’s or any of its Representatives’ respective businesses, provided that such examinations, inspections, investigations or inquiries are not specifically directed at the Disclosing Party, the Transactions, or any Confidential Information (as determined by the Recipient or such Representative upon the advice of counsel).

(d) Upon the Disclosing Party’s written request (email being sufficient), the Recipient shall (within 5 Business Days following the receipt of such written request), and shall promptly direct its Representatives to, deliver to the Disclosing Party or, at the option of the Recipient, destroy (to the extent technically and reasonably practicable) all written Confidential Information without retaining, in whole or in part, any copies, extracts, or other reproductions (whatever the form or storage medium) of such Confidential Information, and, if applicable, upon written request, shall confirm the destruction of such Confidential Information in writing (which may be by email) to the Disclosing Party. Notwithstanding the foregoing sentence, the Recipient and its Representatives may retain: (i) that portion of the Confidential Information that consists of copies, electronic copies, notes, analyses, compilations, studies, interpretations, or other documents prepared by the Recipient or any Representative of the Recipient; (ii) such documents, records, and copies as it reasonably believes may be required in order to satisfy any internal compliance, record keeping, retention policies and/or procedures or Law to which the Recipient or such Representative is subject; (iii) any portion of the Confidential Information that is no longer in their sole custody and control pursuant to a prior disclosure under Law; (iv) Confidential Information contained in backup tapes or other media made in the ordinary course of business pursuant to automated archival processes; and (v) any portions of the Confidential Information that have been disclosed to the public pursuant to the terms of this Agreement.

(e) The Company acknowledges and agrees that it is aware, and its Affiliates and Representatives are aware (or upon receipt of any material nonpublic information of SPAC, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company hereby agrees, except in connection with or support of the Transactions and as contemplated by this Agreement, while any of them are in possession of such material nonpublic information, during the Interim Period, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.8 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) The parties hereto agree that for a period of six (6) years from the Closing Date, the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of SPAC, Merger Sub or the Company, as the case may be, or who, at the request of SPAC, Merger Sub or the Company, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each such individual, together with such individual’s heirs, executors and administrators, a “D&O Indemnified Party”) the exculpation, indemnification and advancement of expenses provisions of SPAC’s, Merger Sub’s and the Company’s respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of SPAC, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, (which, for the avoidance of doubt, shall provide for the advancement of reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including in connection with any Action brought by any such Person to enforce his or her rights under this Section 6.8)) and the parties hereto shall, and shall cause PubCo and the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, PubCo shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8 without limit as to time. For the avoidance of doubt, neither PubCo nor the Surviving Corporation shall purchase, or be obliged to purchase, any “tail,” “run-off” or similar directors’ and officers’ liability insurance policy in respect of SPAC or any of its directors or officers, and no premium for any such policy shall constitute a SPAC Transaction Expense or otherwise be payable out of Available Closing Cash.

(b) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the organizational documents of SPAC, Merger Sub, or the Company, any other indemnification arrangement, any Law or otherwise. The obligations of SPAC and the Company under this Section 6.8 shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.8 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.8.

(c) If SPAC or, after the Closing, PubCo or the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.8.

6.9 Certain Tax Matters.

(a) Tax Cooperation. Each party shall reasonably cooperate with the other parties in connection with the preparation and filing of Tax Returns and any Tax matters arising in connection with the Transactions, including by providing such information and documentation as may be reasonably requested.

(b) Tax Opinions. If the SEC requires an opinion regarding the U.S. federal income tax consequences of the Transactions in connection with the Registration Statement or Proxy Statement/Prospectus, the parties shall reasonably cooperate in connection with the preparation and delivery of such opinion, including by delivering customary representation letters reasonably requested by the applicable counsel; provided, that no counsel shall be required to deliver any Tax opinion as an express condition to the Closing except as otherwise expressly agreed by the parties.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by PubCo and the parties shall reasonably cooperate in the preparation and filing of any Tax Returns or other documentation required with respect thereto.

(d) FIRPTA Certificate. The Company shall provide a certificate, in form and substance reasonably satisfactory to PubCo, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e) PFIC Information. SPAC and, following the Closing, PubCo shall reasonably cooperate with SPAC Shareholders with respect to reasonable requests for information relating to SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297 of the Code for any taxable year or portion thereof ending on or prior to the Domestication Effective Time.

6.10 Litigation. During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Additional Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced (or to such party’s knowledge threatened) against, in the case of SPAC, any of SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), but not control, the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (A) any of SPAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (B) the Company or any of its Representatives settle or compromise any Transaction Litigation without SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.11 PubCo Equity Incentive Plan. Prior to the Closing, SPAC and the Company shall cooperate in good faith to adopt an equity incentive plan for PubCo, to become effective as of the Closing (the “PubCo Equity Incentive Plan”), pursuant to which a number of shares of PubCo Common Stock equal to 0% of the fully diluted shares of PubCo Common Stock outstanding immediately following the Closing shall initially be reserved for issuance, on such other terms as shall be mutually agreed by SPAC and the Company.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Company Schedule 7.1.

7.2 Company Stockholder Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement, the Company shall obtain and deliver to SPAC an irrevocable written consent, duly executed by the holders of Company Capital Stock representing the requisite voting power required to approve and adopt this Agreement and the Transactions in accordance with the DGCL and the Company’s organizational documents (the “Company Stockholder Written Consent” and such approval, the “Company Stockholder Approval”). The Company shall ensure that the Company Stockholder Written Consent is obtained and executed in compliance with, and is valid and effective under, the DGCL, the Company’s organizational documents and other applicable Law.

(b) Concurrently with the execution and delivery of this Agreement, or as soon as reasonably practicable thereafter, the Company shall cause the Company Stockholders identified on Section 7.2 of the Company Schedules to execute and deliver to SPAC the Company Shareholder Support Agreement substantially in the form attached hereto as Exhibit C.

(c) Promptly following receipt of the Company Stockholder Approval, the Company shall deliver to each holder of Company Capital Stock that did not execute the Company Stockholder Written Consent the notice required by Section 228(e) of the DGCL, together with the notice regarding appraisal rights required by Section 262 of the DGCL.

(d) From the date hereof until the earlier of the Closing and termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof shall withdraw, withhold, amend, modify or qualify, or publicly propose to withdraw, withhold, amend, modify or qualify, in a manner adverse to SPAC, its recommendation that the Company Stockholders approve and adopt this Agreement and the Transactions.

7.3 No SPAC Securities Transactions. During the Interim Period, except as expressly contemplated by this Agreement or any Additional Agreement, neither the Company nor any of its controlled Affiliates shall, directly or indirectly, purchase, sell, transfer or otherwise transact in any securities of SPAC while in possession of material nonpublic information concerning SPAC.

7.4 Sponsor Loans. Subject to the terms and conditions set forth herein and in the applicable promissory notes and other documentation entered into in connection therewith (collectively, the “Sponsor Loan Documents”), the Company shall provide, or cause to be provided, the following loans to Sponsor:

(a) the amount of $931,250 (the “First Loan”), which amount has been deposited into escrow in connection with the execution of the Letter of Intent and shall be released from escrow upon the execution of this Agreement or otherwise in accordance with the terms of the applicable escrow agreement;

(b) $500,000 upon the execution of this Agreement (the “Second Loan”);

(c) $500,000 upon the initial filing of the Registration Statement with the SEC (the “Third Loan”); and

(d) $500,000 upon the earlier of (i) the effectiveness of the Registration Statement and (ii) January 5, 2027 (the “Fourth Loan,” and collectively with the First Loan, the Second Loan and the Third Loan, the “Sponsor Loans”).

Each Sponsor Loan shall be made and repaid in accordance with the applicable Sponsor Loan Documents. Except as expressly set forth in the Sponsor Loan Documents or Section 7.6, the Company shall have no obligation to provide any other financing, funding or extension payments to SPAC or Sponsor. All Sponsor Loans shall be due and payable in full upon the consummation of the Transactions and shall be repaid at the Closing at Sponsor’s election, either (i) in cash out of the Available Closing Cash in accordance with Section 3.8 or (ii) through the issuance or transfer of equity securities, including Founder Shares or promote shares, with such securities valued at $10.00 per share.

If this Agreement is terminated prior to the Closing (a) by the Company pursuant to Section 10.2(b) as a result of a breach by any SPAC Party, or as a result of any fact, circumstance or information relating to SPAC, Sponsor or any of their respective Affiliates that was not disclosed to the Company prior to the date hereof and that is material to the Transactions (including any pending or threatened Action, regulatory or SEC inquiry or investigation, or any irregularity relating to the Trust Account), all outstanding Sponsor Loans shall be repaid in full within ten (10) Business Days following such termination at Sponsor’s election, either (i) in cash or (ii) through the issuance or transfer of equity securities, including Founder Shares or promote shares, with such securities valued at $10.00 per share, and (b) for any other reason, the repayment of any outstanding Sponsor Loans shall be governed by the terms of the applicable Sponsor Loan Documents. The Sponsor Loan Documents shall be substantially in the forms attached hereto as Exhibit G, and in the event of any conflict between the terms of the Sponsor Loan Documents and this Section 7.4, this Section 7.4 shall control.

7.5 SPAC Transaction Expenses. If the Closing occurs on or prior to May 26, 2027, the aggregate amount of SPAC Transaction Expenses payable by PubCo, the Company or from funds available in the Trust Account at or following the Closing shall not exceed $1,500,000 (the “SPAC Expense Cap”). For the avoidance of doubt, all fees, costs, expenses, obligations and liabilities incurred by or on behalf of SPAC, Sponsor or any of their respective Affiliates, directors, officers, employees, Representatives or advisors in connection with the operation of SPAC or the Transactions shall be included within, and shall count toward, the SPAC Expense Cap. Notwithstanding the foregoing, any deferred legal, advisory or other professional fees that are payable only upon, or otherwise contingent upon, the consummation of the Business Combination (collectively, the “Deferred Fees”), shall not be included in the calculation of the SPAC Expense Cap. For the avoidance of doubt, Deferred Fees shall not include any premiums, fees or other costs associated with D&O tail insurance. For the avoidance of doubt, the SPAC Expense Cap shall include, without limitation, all premiums, fees and other costs associated with D&O tail insurance, all amounts payable pursuant to the Administrative Services Agreement, and all extension fees, contributions and other amounts funded or paid by or on behalf of SPAC or Sponsor to extend the period of time available to SPAC to consummate a Business Combination (other than amounts funded by the Company pursuant to Section 7.6, which shall constitute Sponsor Loans). The deferred underwriting commission payable pursuant to the Underwriting Agreement shall be governed exclusively by Section 3.8 and Section 8.9 and shall not be payable by PubCo, the Company or from the proceeds of any Transaction Financing. For the avoidance of doubt, the foregoing payment restrictions shall not cause the deferred underwriting commission to be included in the calculation of the SPAC Expense Cap. Any SPAC Transaction Expenses included in the calculation of the SPAC Expense Cap that exceed the SPAC Expense Cap shall be borne solely by SPAC or Sponsor and shall not be payable by PubCo, the Company or from funds available in the Trust Account, unless otherwise agreed in writing by the Company in its sole discretion. No later than five (5) Business Days prior to the Closing, SPAC shall provide the Company with a reasonably detailed itemization of the SPAC Transaction Expenses, together with copies of the applicable invoices and other reasonable supporting documentation. Any SPAC Transaction Expense that is not supported by reasonable documentation as required by this Section 7.5 shall not be payable by PubCo, by the Company or out of the Available Closing Cash.

7.6 Extension Funding. The Company shall be primarily responsible for funding all amounts required to extend the period of time available to SPAC to consummate a Business Combination, including any extension fees or contributions required to be deposited into SPAC’s trust account. Notwithstanding the foregoing, the Company shall not be responsible for any such extension fees or other amounts to the extent that the need for such extension is primarily attributable to circumstances relating to SPAC, Sponsor or any of their respective Affiliates, including, without limitation, any regulatory, compliance, structural or operational matters specific to SPAC, or any action, omission, delay or failure by SPAC or Sponsor to timely perform its obligations (including SPAC’s failure to timely prepare or deliver financial information required in connection with the Transactions). In such event, SPAC or Sponsor, as applicable, shall be responsible for the extension fees attributable to such delay. For the avoidance of doubt, any extension fees, contributions or other amounts funded or paid pursuant to this Section 7.6 shall not be included in the calculation of the SPAC Expense Cap.

ARTICLE VIII
COVENANTS OF SPAC

8.1 Nasdaq Listing. SPAC shall use its reasonable best efforts to cause (a) the listing application with Nasdaq in connection with the Transactions to have been approved; (b) PubCo to satisfy all applicable initial listing requirements of Nasdaq and (c) the shares of PubCo Common Stock to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable and in any event prior to the Closing. PubCo shall apply for the listing of the PubCo Class A Common Stock and the PubCo Warrants on Nasdaq under the symbols “FXRG” and “FXRGW”, respectively (or, if unavailable, “WTRH” and “WTRHW”, or such other symbols as the Company may reasonably designate).

8.2 Trust Account. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, at the Closing, SPAC shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and this Agreement, including for the payment of (a) all amounts payable to SPAC Shareholders who have validly exercised their redemption rights in accordance with the SPAC Articles (the “SPAC Redemption Amount”), (b) the SPAC Transaction Expenses payable at the Closing in accordance with this Agreement, including Section 7.5, and (c) the remaining funds in the Trust Account to PubCo.

8.3 Adoption of Registration Statement. As promptly as practicable following the Domestication Effective Time, PubCo, as successor to SPAC, shall file such post-effective amendment to the Registration Statement as may be required pursuant to Rule 414 under the Securities Act to expressly adopt the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

8.4 Section 16 Matters. Prior to the Merger Effective Time, the Company and SPAC shall take all such steps as may be required, to the extent permitted by applicable Law, to cause any dispositions of SPAC Ordinary Shares or acquisitions of PubCo Common Stock (including securities deliverable upon the exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16 of the Exchange Act with respect to PubCo to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.5 Obligations of Merger Sub. SPAC shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

8.6 Employment Agreements. Prior to the Closing, SPAC and the Company shall cooperate in good faith to cause PubCo to enter into employment agreements, effective as of the Closing, with those Company executives identified on Section 8.6 of the Company Schedules, on terms mutually agreed by SPAC, the Company and each applicable executive.

8.7 Transaction Financing. During the Interim Period, SPAC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), seek and negotiate one or more PIPE investments or other financing arrangements in connection with the Transactions (collectively, the “Transaction Financing”). The Company shall, and shall cause its senior management to, reasonably cooperate with SPAC in connection with any such Transaction Financing, including by participating in customary investor meetings and providing such information regarding the Company as may be reasonably requested; provided, that neither the Company nor any of its Affiliates shall be required to incur any liability or obligation in connection with any Transaction Financing prior to the Closing.

8.8 Administrative Services Agreement. SPAC shall cause the Administrative Services Agreement, and all obligations to pay the monthly administrative and office services fee thereunder, to terminate effective as of the Closing, with no further amounts payable thereunder by SPAC, PubCo or the Surviving Corporation in respect of any period following the Closing. All amounts payable under the Administrative Services Agreement in respect of any period prior to the Closing shall constitute SPAC Transaction Expenses for purposes of this Agreement.

8.9 Deferred Underwriting Commission. SPAC shall use commercially reasonable efforts to negotiate a reduction of, or a waiver (in whole or in part) of, any deferred underwriting commissions payable by the SPAC Parties in connection with the IPO. SPAC shall keep the Company reasonably informed of any discussions with the underwriters regarding any such reduction or waiver. Any reduction or waiver of deferred underwriting commissions obtained by SPAC shall inure to the benefit of PubCo and the Surviving Corporation; provided, however, that (a) neither SPAC nor Sponsor shall be required to make any payment, incur any additional liability or provide any other economic concession in connection with obtaining any such reduction or waiver, and (b) the failure to obtain any such reduction or waiver, after SPAC has complied with its obligations under this Section 8.9, shall not in itself constitute a breach of this Agreement or the failure of any condition to Closing. SPAC represents and warrants that, pursuant to Section 1.3 of the Underwriting Agreement, the deferred underwriting commission is payable solely from the funds remaining in the Trust Account following the Redemption and shall in no event exceed five percent (5.00%) of such remaining funds, and SPAC shall not amend, waive or otherwise modify the Underwriting Agreement in any manner that would increase the amount of, or change the source of payment of, the deferred underwriting commission without the prior written consent of the Company. No later than ten (10) Business Days following the date hereof, SPAC shall deliver to the Company a written confirmation from the representative of the underwriters of the amount and method of calculation of the deferred underwriting commission (including in respect of the Over-Allotment Units).

8.10 Warrants. From the date of this Agreement, SPAC shall not, and shall cause PubCo not to, amend, supplement, waive any provision of or otherwise modify the Warrant Agreement or any Warrant without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required for any amendment, supplement, waiver or modification (a) required by applicable Law (in which case SPAC shall provide the Company with prior written notice thereof together with the legal basis therefor), (b) expressly contemplated by this Agreement or reasonably necessary to consummate the Transactions, or (c) that is administrative or ministerial in nature and would not reasonably be expected to be materially adverse to the Company. SPAC shall use its reasonable best efforts to obtain, prior to the Closing, the consent of the holders of the requisite number of SPAC Warrants (and of the underwriters, if required) to the Warrant Amendment implementing the Cash Exercise Requirement, and the effectiveness of the Warrant Amendment at or prior to the Closing shall be a condition to the obligations of the Company under Section 9.3, which condition may be waived by the Company in its sole discretion. PubCo shall file with the SEC, no later than thirty (30) Business Days following the Closing, a registration statement covering the issuance of the shares of PubCo Class A Common Stock underlying the PubCo Warrants and shall use its commercially reasonable efforts to cause such registration statement to be declared effective within sixty (60) Business Days following the Closing (or as soon thereafter as reasonably practicable if delayed by SEC review); provided that PubCo may delay, suspend or withdraw the effectiveness or use of such registration statement during any bona fide blackout period or other period in which the board of directors of PubCo determines in good faith that such action is necessary to comply with applicable Law or to protect material non-public information, and no such delay or suspension effected in good faith shall constitute a breach of this Agreement or give rise to any claim by any holder of PubCo Warrants.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of each of the parties hereto to consummate the Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by SPAC and the Company, at or prior to the Closing, of each of the following conditions:

(a) No Prohibition. No applicable Law or Order enacted, entered, promulgated, enforced or issued by any Authority having jurisdiction over the parties shall be in effect that makes the consummation of the Transactions illegal or otherwise prohibits or enjoins the consummation of the Transactions.

(b) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued and remain in effect, and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(c) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(e) PubCo Board. The size and composition of the PubCo’s Board of Directors shall be as set forth in Section 2.4(b)(i) hereto.

(f) Nasdaq Listing. The listing application with respect to PubCo in connection with the Transactions shall have been approved by Nasdaq, and the shares of PubCo Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance, and PubCo shall satisfy the applicable initial listing requirements of Nasdaq immediately following the Closing.

9.2 Conditions to Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions are subject to the satisfaction of all the following further conditions any one or more of which may be waived (where permissible) in writing by SPAC (in its sole and absolute discretion):

(a) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(b) Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Company contained in ARTICLE IV shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided, that for purposes of determining whether the condition in clause (ii) has been satisfied, any qualifications as to materiality or Material Adverse Effect contained in such representations and warranties shall be disregarded.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date hereof that is continuing.

(d) Officer’s Certificate. SPAC shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e) Termination of Certain Contracts. The Company shall have delivered evidence reasonably satisfactory to SPAC that each Contract identified on Company Schedule 9.2(f) has been terminated, effective no later than the Closing, without any continuing material liability to PubCo, the Company or any of their Subsidiaries.

(f) Required Company Consents. The Company shall have obtained each Required Company Consent and delivered to SPAC evidence thereof, in form and substance reasonably acceptable to SPAC.

(g) Lock-Up Agreement. Each Company Securityholder required to execute a Lock-Up Agreement pursuant to this Agreement shall have executed and delivered such Lock-Up Agreement, and each such Lock-Up Agreement shall remain in full force and effect.

(h) A&R Registration Rights Agreement. The Company Securityholders required to execute the A&R Registration Rights Agreement shall have executed and delivered the A&R Registration Rights Agreement.

(i) Company Shareholder Support Agreement. The Company Shareholder Support Agreement shall remain in full force and effect, and the Company Stockholders party thereto shall have performed in all material respects their obligations required to be performed thereunder at or prior to the Closing.

9.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by the Company (in its sole and absolute discretion):

(a) Agreements and Covenants. SPAC and Merger Sub shall each have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(b) Representations and Warranties. (i) the SPAC Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made as of the Closing (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date or time, as applicable), (ii) the representations and warranties of SPAC (other than the SPAC Fundamental Representations) contained in ARTICLE V of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing, as if made as of the Closing (except to the extent that any such representation and warranty is made expressly as of an earlier date or time, in which case such representation and warranty shall be true and correct as of such earlier date or time, as applicable), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein), individually or in the aggregate, does not cause a SPAC Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an authorized officer of SPAC certifying the accuracy of the foregoing clauses (a) and (b) of this Section 9.3.

(d) PubCo COI. The PubCo COI shall have been filed with the Delaware Secretary of State.

(e) A&R Registration Rights Agreement. Sponsor and each other Person required to execute the A&R Registration Rights Agreement, other than any Company Securityholder whose failure to execute would constitute a failure of a condition set forth in Section 9.2(i), shall have executed and delivered the A&R Registration Rights Agreement.

(f) Sponsor Support Agreement. The Sponsor Support Agreement shall remain in full force and effect, and Sponsor shall have performed in all material respects its obligations required to be performed thereunder at or prior to the Closing.

(g) Company Stockholder Ownership. Immediately following the Closing, the holders of Company Capital Stock immediately prior to the Merger Effective Time shall hold shares of PubCo Common Stock representing not less than fifty-one percent (51%) of the total voting power of PubCo.

9.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was primarily caused by such party’s material breach of, or failure to perform or comply with, any of its covenants or obligations under this Agreement.

9.5 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this ARTICLE IX that was not satisfied as of the Closing shall be deemed to have been waived as of Closing.

ARTICLE X

TERMINATION

10.1 Termination Without Default.

(a) This Agreement may be terminated by either SPAC or the Company, upon written notice to the other party, if any Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to a party if such party’s material breach of this Agreement was a substantial cause of, or substantially resulted in, the issuance or entry of such Law or Order.

(b) This Agreement may be terminated at any time by mutual written consent of the Company and SPAC.

(c) This Agreement may be terminated by either SPAC or the Company if the SPAC Shareholder Approval is not obtained at the SPAC Shareholder Meeting (including any adjournment or postponement thereof); provided, that the right to terminate pursuant to this Section 10.1(c) shall not be available to SPAC if SPAC’s material breach of this Agreement was a substantial cause of the failure to obtain the SPAC Shareholder Approval.

(d) This Agreement may be terminated by either SPAC or the Company if the Closing has not occurred on or prior to May 26, 2027 (the “Outside Closing Date”); provided, that if the deadline by which SPAC must consummate a Business Combination under the SPAC Articles is extended with the approval of the SPAC Shareholders, the Outside Closing Date shall be extended to the same date only with the prior written consent of the Company.

(e) SPAC may terminate this Agreement if the Company has not delivered the Company PCAOB Audited Financial Statements required by Section 6.5(a) on or prior to October 30, 2026.

10.2 Termination Upon Default.

(a) SPAC may terminate this Agreement by written notice to the Company if the Company breaches any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and such breach is incapable of being cured by the Outside Closing Date or, if capable of being cured, is not cured within fifteen (15) days following the Company’s receipt of written notice thereof from SPAC; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.2(a) if SPAC or Merger Sub is then in material breach of this Agreement such that a condition set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied.

(b) The Company may terminate this Agreement by written notice to SPAC if SPAC or Merger Sub breaches any representation, warranty, covenant or agreement contained in this Agreement such that a condition set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and such breach is incapable of being cured by the Outside Closing Date or, if capable of being cured, is not cured within fifteen (15) days following SPAC’s receipt of written notice thereof from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.2(b) if the Company is then in material breach of this Agreement such that a condition set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied.

(c) Breakup Fee. If this Agreement is terminated pursuant to Section 10.2(a) or Section 10.2(b) as a result of a material breach by the applicable party that gives rise to such termination right, the breaching party shall pay to the non-breaching party a termination fee of $500,000 (the “Breakup Fee”). In addition, if this Agreement is terminated pursuant to Section 10.1(e) following a delay in consummating the Transactions of more than six (6) months that is primarily attributable to a party’s failure to use commercially reasonable efforts to consummate the Transactions as required by this Agreement, such party shall pay the Breakup Fee to the other party; provided, that no Breakup Fee shall be payable to the extent such delay is primarily attributable to regulatory review, completion of the Company’s audit, SEC review of the Registration Statement, general market conditions or other circumstances outside the reasonable control of the applicable party. No Breakup Fee shall be payable in connection with a termination of this Agreement by mutual written consent pursuant to Section 10.1(b). Any Breakup Fee payable pursuant to this Section 10.2(c) shall be paid in cash within five (5) Business Days following the applicable termination.

10.3 Effect of Termination. In the event of the termination of this Agreement pursuant to this ARTICLE X, this Agreement shall forthwith become void and have no further force or effect, and there shall be no liability or obligation on the part of any party hereto or any of its Affiliates or Representatives; provided, that (a) nothing herein shall relieve any party from liability for Fraud Claim or willful breach occurring prior to such termination, (b) any obligation to pay the Breakup Fee pursuant to Section 10.2(c) or any rights or obligations relating to the repayment of the Sponsor Loans pursuant to Section 7.4 and the applicable Sponsor Loan Documents (including the repayment obligations set forth in Section 7.4) shall survive such termination, and (c) Section 6.7, this Section 10.3, ARTICLE XI and any other provision of this Agreement that by its terms is intended to survive termination shall survive such termination.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or PubCo), to:

WT Realty Group Inc.

2390 Huntington Dr.

San Marino, CA 91108

Attn: Tiffany Xu, Chairman of the Board

Email: [***]

with a copy (which shall not constitute notice) to:

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mike.blankenship@winstontaylor.com

if to SPAC or Merger Sub:

FortuneX Acquisition Corporation

1185 Avenue of the Americas, Suite 349.

New York, NY 10036

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC

1345 Avenue of the Americas, 2nd Floor.

New York, NY 10105

11.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party hereto from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party hereto waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon any party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek to obtain an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) Notwithstanding anything to the contrary contained herein, no party hereto shall seek, nor shall any party hereto be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party hereto in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4 Publicity. Except as required by applicable Law, the rules of Nasdaq or in connection with any filing required to be made with the SEC pursuant to this Agreement, neither the Company nor SPAC, nor any of their respective Representatives, shall issue any press release or make any other public announcement concerning this Agreement or the Transactions without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. If a party is required by applicable Law, Nasdaq rules or applicable SEC requirements to make any such disclosure, such party shall, to the extent reasonably practicable and legally permissible, provide the other party a reasonable opportunity to review and comment on such disclosure prior to its issuance and shall consider any such comments in good faith.

11.5 Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the Transactions. At the Closing, the Transaction Expenses shall be paid in accordance with Section 7.5 and the other applicable provisions of this Agreement; provided, that in no event shall PubCo, the Company or any of their respective Subsidiaries be responsible for any SPAC Transaction Expenses in excess of the SPAC Expense Cap as calculated in accordance with Section 7.5, except to the extent otherwise agreed in writing by the Company in its sole discretion.

11.6 No Assignment or Delegation. No party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of Law or otherwise, without the prior written consent of the other parties, and any purported assignment or delegation without such consent shall be null and void.

11.7 Governing Law. This Agreement and all Actions arising out of or relating to this Agreement or the Transactions shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction; provided, that the Laws of the Cayman Islands shall govern the Domestication to the extent mandatorily applicable thereto.

11.8 Waiver of Jury Trial. THE PARTIES HERETO EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

11.9 Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.9 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.10 Counterparts; DocuSign/electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

11.11 Entire Agreement. This Agreement, together with the Additional Agreements and the other documents expressly contemplated hereby, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether written or oral, relating to such subject matter, including the Letter of Intent dated July 25, 2026 between SPAC and the Company (the “Letter of Intent”); provided, that any provision of the Letter of Intent that expressly provides that it survives the execution of definitive agreements shall survive in accordance with its terms unless expressly superseded by this Agreement or an Additional Agreement. The parties acknowledge that the fee arrangements, equity structure and allocation of economic interests set forth in the Letter of Intent constitute the fundamental economic premises of the Transactions; this Agreement and the Additional Agreements shall be interpreted consistently with such premises, and no provision hereof or thereof shall be construed, without the prior written consent of the Company, to directly or indirectly increase the economic burden on the Company or the Company Securityholders, or to diminish the allocation of economic value established in the Letter of Intent, whether through additional fees, reimbursements, issuances of securities, warrant adjustments or otherwise.

11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. The parties hereto shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.13 Further Assurances. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the Transactions.

11.14 Third Party Beneficiaries. Except as expressly provided in Section 6.8 and Section 11.16, this Agreement is for the sole benefit of the parties hereto and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.15 Waiver. Reference is made to the final prospectus of SPAC, dated May 21, 2026 (the “IPO Prospectus”). The Company acknowledges that SPAC has established the Trust Account for the benefit of the public shareholders of SPAC and certain other Persons in accordance with the Trust Agreement and that, except as otherwise provided in the Trust Agreement, SPAC may disburse monies from the Trust Account only for the purposes set forth therein. For and in consideration of SPAC entering into this Agreement, the Company, for itself and on behalf of its Affiliates and its and their respective Representatives, hereby (a) agrees that neither it nor any such Person has or shall have any right, title, interest or claim of any kind in or to any monies in the Trust Account arising out of or relating to this Agreement, any Additional Agreement or the Transactions (collectively, the “Released Claims”), (b) irrevocably waives any Released Claims that it or any such Person may have against the Trust Account and (c) agrees that neither it nor any such Person shall seek recourse against the Trust Account with respect to any Released Claim; provided, that nothing herein shall limit or prohibit the Company or any such Person from pursuing any claim against SPAC, Merger Sub or any other Person against assets held outside the Trust Account or from seeking specific performance or other equitable relief in accordance with this Agreement.

11.16 Non-Recourse. (a) This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions, provided, that nothing in this Section 11.16 shall limit the obligations of any Person under any Additional Agreement to which such Person is expressly a party.

11.17 Non-Survival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing. Except for those covenants and agreements that by their terms are to be performed in whole or in part following the Closing, none of the covenants or agreements contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 11.17 shall limit or otherwise affect any claim based on a Fraud Claim or intentional misrepresentation, or any rights or obligations under this ARTICLE XI or any Additional Agreement.

11.18 No Other Representations; No Reliance.

(a) Except for the representations and warranties expressly set forth in ARTICLE IV, as modified by the Company Schedules, none of the Company, any Company Securityholder or any of their respective Affiliates or Representatives makes, or has made, any representation or warranty, express or implied, at law or in equity, with respect to the Company, its Subsidiaries, their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), or with respect to any information made available to SPAC, Merger Sub or their respective Representatives in connection with the Transactions, including any projections, forecasts, estimates, budgets, business plans, management presentations or other prospective information. SPAC and Merger Sub acknowledge and agree that, in entering into this Agreement and the Additional Agreements, they are not relying upon any representation or warranty other than those expressly set forth in ARTICLE IV, as modified by the Company Schedules.

(b) Except for the representations and warranties expressly set forth in ARTICLE V, as modified by the SPAC Schedules, none of SPAC, Merger Sub, Sponsor or any of their respective Affiliates or Representatives makes, or has made, any representation or warranty, express or implied, at law or in equity, with respect to SPAC, Merger Sub, their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), or with respect to any information made available to the Company or its Representatives in connection with the Transactions. The Company acknowledges and agrees that, in entering into this Agreement and the Additional Agreements, it is not relying upon any representation or warranty other than those expressly set forth in ARTICLE V, as modified by the SPAC Schedules.

(c) Nothing in this Section 11.18 shall limit or preclude any claim based on a Fraud Claim or intentional misrepresentation.

11.19 Conflicts and Privilege.

(a) Each of the parties hereto, on its own behalf and on behalf of its Affiliates from time to time, hereby agrees that, in the event that a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Interests of SPAC and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Company or PubCo, on the other hand, any legal counsel, including Celine & Partners PLLC (“CCP”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to the Company or PubCo, and even though such counsel may have represented the SPAC Group and/or PubCo in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Company and/or the Sponsor. The parties hereto, on behalf of their respective successors and assigns (including, after the Closing, PubCo), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the SPAC Group, on the one hand, and CCP, on the other hand, the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to such communications shall survive the Closing and shall belong exclusively to and be controlled by the SPAC Group, and neither PubCo, the Company nor any Person acting on behalf of either of them shall have any right to access, use or waive such privilege or protection. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Each of the parties hereto, on its own behalf and on behalf of its Affiliates and their respective successors and assigns (including, following the Closing, PubCo), hereby agrees that, in the event a dispute with respect to this Agreement, any Additional Agreement or the Transactions arises after the Closing between or among (x) the stockholders or other holders of Equity Interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) PubCo, the Company, the SPAC Group or any of their respective Affiliates, on the other hand, any legal counsel, including Winston Taylor LLP (“Company Counsel”), that represented the Company and/or any member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute, notwithstanding that the interests of such Persons may be directly adverse to PubCo, the Company, the SPAC Group or any of their respective Affiliates, and notwithstanding that such counsel may have represented the Company in a matter substantially related to such dispute.

The parties hereto, on behalf of their respective Affiliates and successors and assigns (including, following the Closing, PubCo), further agree that, as to all legally privileged communications made prior to the Closing in connection with the negotiation, preparation, execution, delivery or performance of this Agreement or any Additional Agreement or the consummation of the Transactions between or among any member of the Company Group, on the one hand, and Company Counsel, on the other hand, the attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to such communications shall survive the Closing and shall belong exclusively to and be controlled by the Company Group, and neither PubCo, the Company nor any Person acting on behalf of either of them shall have any right to access, use or waive such privilege or protection. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or any member of the SPAC Group with the Company or any member of the Company Group pursuant to a common interest or joint defense agreement shall remain subject to the applicable privilege or protection and shall not be used or disclosed by the Company Group without the prior written consent of SPAC or the applicable member of the SPAC Group.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

FORTUNEX ACQUISITION CORPORATION

By:	/s/ Daniel M. McCabe
	Name:	Daniel M. McCabe
	Title:	Chief Executive Officer

Merger Sub:

FORTUNEX MERGER SUB INC.

By:	/s/ Daniel M. McCabe
	Name:	Daniel M. McCabe
	Title:	President

Company:

WT REALTY GROUP INC.

By:	/s/ Tiffany Xu
	Name:	Tiffany Xu
	Title:	CEO

[Signature page to Business Combination Agreement]

Exhibit A

Form of PubCo COI

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[●]

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

[●], a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “[●]”.

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on [●].

3. This Amended Restated Certificate of Incorporation (this “Certificate”) restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “[●]” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is to be located at [●]. The name of its registered agent at that address is [●].

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] of which (i) [●] shares shall be Common Stock of the par value of $0.0001 per share (“Common Stock”), representing (a) [●] shares of Class A Common Stock (“Class A Common Stock”) and (b) [●] shares of Class B Common Stock (“Class B Common Stock”), and (ii) [●] shares shall be Preferred Stock of the par value of $0.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Rights of Class A Common Stock and Class B Common Stock.

(1) Voting. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by the DGCL. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class B Common Stock shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder and each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder.

(2) Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(3) Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(4) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

C. Conversion of Class B Common Stock.

(1) Automatic Conversion. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to voting control over such share by proxy or otherwise (each a “Transfer”), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holders of shares of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the shares of Class A Common Stock.

(2) Permitted Transfers. For purposes of this Section C, “Business Combination” means the transactions contemplated by that certain Business Combination Agreement, dated as of September 18, 2026, by and among WT Realty Group Inc., FortuneX Acquisition Corporation, and other parties thereto, as the same may be amended, restated, supplemented or waived from time to time. The following shall not be considered a Transfer: (i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (ii) the existence of any proxy granted prior to the effective time of the Business Combination or the amendment or expiration of any such proxy; (iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; (iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer; or (v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a liquidation of the Corporation, business combination, or acquisition that has been approved by the Board of Directors.

(3) Voluntary Conversion. Each holder of shares of Class B Common Stock shall be entitled, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Class B Common Stock into an equal number of fully paid and nonassessable shares of Class A Common Stock. Each such voluntary conversion shall be effected by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice by the holder of such Class B Common Stock stating that such holder desires to convert such shares, or any portion thereof specified in such notice, into Class A Common Stock.

FIFTH:

A. The number of members of the entire Board shall be fixed, from time to time, exclusively by the Board, in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

B. The Board shall consist of directors whose number shall be fixed exclusively by the Board. All directors shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders and until their successors shall have been elected and qualified. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the term and until his successor shall have been elected and qualified. Directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Bylaws without the consent of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Notwithstanding anything to the contrary contained in this Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, the stockholders may adopt, amend, alter or repeal the Bylaws only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C. Any action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders of the Corporation may be effected by written consent in lieu of a meeting.

D. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Certificate.

SEVENTH:

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the repeal or modification of this paragraph A nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. The rights to indemnification and advancement of expenses conferred in this Article Seventh of this Certificate shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH:

A. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction.

B. If any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article Eleventh. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the stockholders may amend, alter, or repeal, or adopt any provision inconsistent with, any provision of Article Fifth, Sixth or Eleventh of this Certificate only with the affirmative vote of the holders of not less than 66-2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

TWELFTH: The Corporation will not be subject to Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer, as of the day of [●].

, Chief Executive Officer

Exhibit B

Form of PubCo Bylaws

Adopted as of [●]

BYLAWS

OF

[PUBCO]

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of [PubCo] (the “Corporation”) in the State of Delaware shall be established and maintained at [●], [●] and [●] shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Annual Meetings.

(a) The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

(b) Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(c) To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3 Special Meetings.

(a) Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by the chairperson of the Board, the chief executive officer of the Corporation or the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.

(b) Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5 Organization.

(a) The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote on such question. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect each director. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.8 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the class and number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held.

2.9 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.8 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10 Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11 Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of Common Stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12 Inspectors. The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one inspector. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If the inspector so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than nine (9). The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board may be divided into classes as more fully described in the Certificate of Incorporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders (or if the Board is divided in classes, the next annual meeting at which such director’s class stands for election) or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3 Nominations. Unless otherwise provided in the Certificate of Incorporation or any Preferred Stock Designation (as defined in the Certificate of Incorporation), nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5 Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6 Organization of Meetings.

(a) The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

(b) Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filled with the minutes of proceedings of the Board of Directors or committee.

3.8 Removal of Directors by Stockholders. Directors of the Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.9 Resignations. Any Director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11 Compensation. The Board of Directors shall have the authority to fix the compensation of directors. Without limiting the foregoing, the directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board or any committee thereof and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director or committee member, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director or as a member of any committee of the Board of Directors.

3.12 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV
OFFICERS

4.1 General. The officers of the Corporation shall be elected or appointed by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect or appoint one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as the Board of Directors shall deem necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this ARTICLE IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

4.6 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.7 Vice Presidents. At the request of the Chief Executive Officer or the President, or in the absence of the President, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.8 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.9 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.10 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.11 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.12 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or any Vice President of the Corporation may prescribe.

4.13 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.14 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.15 Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.16 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1 Form of Certificates. The shares of stock in the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board of Directors and the requirements of Delaware General Corporate Law (the “DGCL”). Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chairman of the Board, the Chief Executive Officer, President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his or her residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5 Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI

NOTICES

6.1 Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Section 3.4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 Actions by Third Parties. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.2 Actions by or in Right of the Company. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 Success on the Merits. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 or 7.2 of this Article, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4 Standard of Conduct Determination. Any indemnification under Sections 7.1 or 7.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) by the stockholders.

7.5 Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6 Non-Exclusive Rights. The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

7.8 Defined Terms.

(a) For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation of its separate existence had continued.

(b) For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

7.9 Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.10 Limitation of Liability. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Maintenance and Inspection of Records.

(a) The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these by-laws, as may be amended to date, minute books, accounting books and other records.

(b) Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the Delaware General Corporation Law. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

(c) Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

8.3 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4 Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.7 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.8 Amendments. Subject to any limitations in the Certificate of Incorporation, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws, subject to any limitations in the Certificate of Incorporation.

8.9 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

Exhibit C

Company Shareholder Support Agreement

COMPANY SHAREHOLDER SUPPORT AGREEMENT

This COMPANY SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2026, by and among WT Realty Group Inc., a Delaware corporation (the “Company”), FortuneX Acquisition Corporation, a Cayman Islands exempted company (the “SPAC” and, after the Domestication, “PubCo”), and the undersigned shareholders of the Company who hold Subject Shares (such shareholders, the “Company Shareholders”).

WHEREAS, the Company, SPAC and FortuneX Merger Sub Inc., a Delaware corporation (the “Merger Sub”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “BCA”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the BCA) pursuant to which, among other things, SPAC will domesticate from the Cayman Islands into the State of Delaware and become PubCo (the “Domestication”), and Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation and becoming a wholly-owned subsidiary of PubCo; and

WHEREAS, each Company Shareholder is, as of the date of this Agreement, the sole legal owner of the number of (i) outstanding shares of Class A common stock of the Company (“Company Class A Common Stock”) and (ii) outstanding shares of Class B common stock of the Company (“Company Class B Common Stock”), in each case, set forth opposite such Company Shareholder’s name on Schedule A hereto, and such Company Shareholder does not own any other Company Class A Common Stock or Company Class B Common Stock, (such shares of Company Class A Common Stock and Company Class B Common Stock owned by the Company Shareholders, together with any additional shares of Company Common Stock acquired by such Company Shareholders after the date hereof and prior to the termination of this Agreement pursuant to Section 5.2, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the BCA, SPAC and the Company have requested that each Company Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the BCA, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of Each Company Shareholder

Each Company Shareholder hereby represents and warrants, severally and not jointly, to the Company and the SPAC as follows:

1.1 Organization and Standing; Authorization. Such Company Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Company Shareholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware or other state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Company Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Company Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been or shall be when delivered, duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Company Shareholder of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Company Shareholder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of such Company Shareholder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to such Company Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of such Company Shareholder under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Company Shareholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Shares. As of the date of this Agreement, such Company Shareholder has beneficial ownership of the Subject Shares set forth opposite such Company Shareholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Company Shareholder free and clear of all Liens, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of the Company or applicable federal or state securities laws. Other than the Subject Shares, such Company Shareholder does not legally own any other shares of Company Class A Common Stock or Company Class B Common Stock. Such Company Shareholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Company.

1.6 Business Combination Agreement. Such Company Shareholder understands and acknowledges that SPAC and the Company are entering into the BCA in reliance upon such Company Shareholder’s execution and delivery of this Agreement. Such Company Shareholder has received a copy of the BCA and is familiar with the provisions of the BCA.

ARTICLE II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Company Shareholders and the Company as follows:

2.1 Organization and Standing. SPAC is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SPAC and no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, subject to the Enforceability Exceptions.

2.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of Organizational Documents of SPAC, (b) conflict with or violate any Law, Governmental Order or required consent or approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III
Representations and Warranties of the Company

The Company hereby represents and warrants to the Company Shareholders and SPAC as follows:

3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, subject to obtaining the Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of Organizational Documents of the Company, (b) conflict with or violate any Law, Order or required consent or approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE IV
Agreement to Vote; Certain Other Covenants of the Company Shareholders

Each Company Shareholder covenants and agrees with the Company and the SPAC during the term of this Agreement as follows:

4.1 Agreement to Vote.

(a) In Favor of the Transactions. Each Company Shareholder shall, promptly upon request and in any event by the Company Stockholder Written Consent Deadline, execute and deliver the Company Stockholder Written Consent in favor of the approval and adoption of the Business Combination Agreement and the Transactions, including the Domestication, the Merger and the other transactions contemplated thereby, and shall not revoke or withdraw such written consent.

(b) Against Other Transactions. At any meeting of shareholders of the Company or at any adjournment thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which such Company Shareholder’s vote, consent or other approval is sought, such Company Shareholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the BCA and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any public offering of any shares of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Acquisition Proposal relating to the Company, and (iii) other than any amendment to Organizational Documents of the Company expressly permitted under the terms of the BCA, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the BCA or any other Additional Agreement, the Merger, or any other Transaction or change in any manner the voting rights of any class of the Company’s share capital.

(c) Revoke Other Proxies. Such Company Shareholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

4.2 No Transfer. Other than (1) pursuant to this Agreement, (2) upon the consent of SPAC or (3) to an Affiliate of such Company Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Company Shareholder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Company Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Transactions, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would make any representation or warranty of such Company Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying such Company Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Shareholder agrees with, and covenants to, SPAC and the Company that such Company Shareholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

4.3 No Solicitation. Prior to the termination of this Agreement pursuant to Section 5.2, each Company Shareholder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than the SPAC, the Company, Merger Sub, the Company’s and SPAC’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or similar agreement providing for an Acquisition Proposal, (v) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (“SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of the Company capital stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Company capital stock not to execute the Company Stockholder Written Consent or not to vote to adopt the BCA and approve the Merger and the other Transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing. Each Company Shareholder shall promptly (and in any event within 48 hours) notify SPAC after receipt by such Company Shareholder of any Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company or its Subsidiaries by any Person who has made or would reasonably be expected to make an Acquisition Proposal. Thereafter, such Company Shareholder shall keep the SPAC reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes in the status and material terms of any such proposal or offer. Each Company Shareholder agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by such Company Shareholder or its Representatives with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding anything contained herein to the contrary, (i) no Company Shareholder shall be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4.3, (ii) no Company Shareholder makes any representations or warranties with respect to the action of any of the Company Related Parties and (iii) any breach by the Company of its obligations under the BCA shall not be considered a breach of this Section 4.3 (for the avoidance of doubt, it being understood that each Company Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party)) of this Section 4.3.

4.4 Support of the Transactions. Prior to the termination of this Agreement pursuant to Section 5.2, such Company Shareholder shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Transactions on the terms and subject to the conditions applicable thereto and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Transactions set forth under the BCA.

4.5 Waiver of Appraisal and Dissenters’ Rights. Such Company Shareholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights as provided under the DGCL and any other similar statute in connection with the Transactions and the BCA.

4.6 New Shares. Any additional shares of Company Common Stock acquired by such Company Shareholder prior to the Closing through any stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange of shares or similar change (collectively, the “New Securities”) shall be deemed Subject Shares, including all such stock dividends and distributions and any shares of Company Common Stock into which or for which any or all of the Subject Shares may be changed or exchanged.

4.7 Amendments to the BCA. Notwithstanding anything to the contrary in this Agreement or the BCA, no amendment, modification, supplement or waiver to the BCA that (i) reduces or changes the Per Share Merger Consideration or Per Share Series A Merger Consideration payable in respect of the Subject Shares, (ii) adversely affects the rights, preferences or privileges of the Company Class B Common Stock or the holders thereof, (iii) adversely affects the governance or control rights set forth in PubCo’s Organizational Documents as contemplated by the BCA or the Additional Agreements, (iv) increases the obligations, liabilities or commitments of the Company Shareholders under this Agreement, the BCA or any Additional Agreement, or (v) extends the Outside Date, shall be effective or binding upon any Company Shareholder unless such amendment, modification, supplement or waiver has been approved in writing by Company Shareholders holding at least a majority in interest of the Subject Shares held by Company Shareholders who are adversely affected thereby. For the avoidance of doubt, any purported amendment, modification, supplement or waiver to the BCA that would have any of the effects described in clauses (i) through (v) above and that is made without obtaining the prior written consent required by this Section 4.7 shall not be binding upon any non-consenting Company Shareholder.

ARTICLE V
Additional Agreements of the Parties

5.1 Release.

(a) Release by Company Shareholders. Each Company Shareholder on its own behalf, and each of its and their successors, assigns and executors (each, a “Shareholder Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, SPAC, their respective Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties the Company, SPAC or any of their respective Subsidiaries has prior to or as of the Merger Effective Time to such Shareholder Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Shareholder Releasor has prior to or as of the Merger Effective Time, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of Fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 5.1(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party: (A) arising under this Agreement, the BCA, the Additional Agreements, or the Company’s Organizational Documents; (B) for indemnification or contribution, in any Shareholder Releasor’s capacity as an officer or director of the Company, PubCo or any of their respective Subsidiaries, including any rights to advancement of expenses or coverage under any directors’ and officers’ liability insurance policy; (C) arising under any then-existing insurance policy of the Company or any of its Subsidiaries; (D) pursuant to a contract and/or Company or any of its Subsidiaries policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Time; (E) for any claim for Fraud; (F) relating to any loans, promissory notes or other amounts owed by the Company or any of its Subsidiaries to such Shareholder Releasor; (G) relating to any compensation, severance, bonus, equity incentive or other benefit arrangement between such Shareholder Releasor and the Company or any of its Subsidiaries; (H) relating to the Call Option (as defined in the Sponsor Support Agreement) or any rights thereunder; or (I) that such Shareholder Releasor will have following the Merger Effective Time in his, her or its capacity as a shareholder of PubCo.

(b) Release by the Company and SPAC. The Company and SPAC, each on its own behalf and on behalf of its Subsidiaries and each of their respective successors, assigns, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company/SPAC Releasor”), effective as at the Merger Effective Time, shall be deemed to have, and hereby do, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each Company Shareholder and each of such Company Shareholder’s successors, assigns, heirs, executors, Affiliates, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Shareholder Releasee”), from (i) any and all obligations or duties such Company Shareholder has prior to or as of the Merger Effective Time to such Company/SPAC Releasor or (ii) all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company/SPAC Releasor has prior to or as of the Merger Effective Time, against any Shareholder Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Merger Effective Time (except in the event of Fraud on the part of a Shareholder Releasee); provided, however, that nothing contained in this Section 5.1(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party: (A) arising under this Agreement, the BCA, the Additional Agreements, or the Company’s Organizational Documents; (B) pursuant to a contract and/or Company or any of its Subsidiaries policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Merger Effective Time; (C) for any claim for Fraud; (D) relating to any loans, promissory notes or other amounts owed by such Company Shareholder to the Company or any of its Subsidiaries; or (E) relating to any compensation, severance, bonus, equity incentive or other benefit arrangement between such Company Shareholder and the Company or any of its Subsidiaries.

5.2 Termination. This Agreement shall terminate upon the earlier of (i) the Merger Effective Time (provided, however, that upon such termination, Section 4.5, Section 4.7, Section 5.1, Section 5.2, and Article VI shall survive indefinitely) and (ii) the termination of the BCA in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from a Willful Breach of this Agreement.

5.3 Further Assurances. Each Company Shareholder shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the BCA and the other Additional Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of the Company or the DGCL) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

ARTICLE VI
General Provisions

6.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC in accordance with Section 11.02 of the BCA and to such Company Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

6.2 Disclosure. Each of the Company Shareholders authorizes SPAC and the Company to publish and disclose in any announcement or disclosure required by the SEC, the Company Shareholder’s identity and ownership of the Subject Shares and the nature of the Company Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure SPAC and the Company have provided the Company Shareholder with an opportunity to review and comment on such announcement or disclosure, which comments SPAC and the Company will consider in good faith.

6.3 Governing Law. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

6.4 Miscellaneous. The provisions of Article XI of the BCA are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

FortuneX Acquisition Corporation (as SPAC and, after the Domestication, PubCo)

Signature:

Name:

Title:

[Signature Page to Company Shareholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

WT REALTY GROUP INC.

Signature:

Name:

Title:

[Signature Page to Company Shareholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

COMPANY SHAREHOLDERS:

[_____________________]

Signature:

Name:

Title:

[Signature Page to Company Shareholder Support Agreement]

Schedule A

Name of Company Shareholder	Number of Shares of Company Class A Common Stock	Number of Shares of Company Class B Common Stock

Exhibit D

Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [●], 2026, by and between the undersigned (the “Holder”) and FortuneX Acquisition Corporation, a Delaware corporation (the “PubCo”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the BCA (as defined below).

BACKGROUND

A. PubCo, [FortuneX Merger Sub Inc.], a Delaware corporation and wholly-owned subsidiary of PubCo, and WT Realty Group Inc., a Delaware corporation (the “Company”), entered into a Business Combination Agreement dated as of September 18, 2026 (the “BCA”).

B. Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of PubCo (the “Transaction”).

C. The Holder is, or will be at the Closing, either (i) a Company Securityholder whose Company Securities will be exchanged for PubCo Common Stock as merger consideration pursuant to the BCA or (ii) the Sponsor holding Founder Shares, Private Placement Units, Private Placement Warrants and/or other PubCo Securities that will convert into, be exchanged for or otherwise become PubCo Common Stock or other PubCo securities.

D. As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Lock-Up.

During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of PubCo. In furtherance of the foregoing, PubCo will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify PubCo’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct PubCo’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers. For purpose of this Agreement, the “Lock-up Period” means (i) with respect to the Lock-up Shares held by any Holder other than the Sponsor, the earlier of (A) the date that is [●] following the Closing Date, (B) the date on which the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on Nasdaq and (C) the date specified in a written waiver of the provisions of this Agreement duly executed by PubCo and the Holder; and (ii) with respect to the Lock-up Shares held by the Sponsor, the earlier of (A) the date that is [●] following the Closing Date, (B) the date on which (1) one hundred fifty (150) days have elapsed since the Closing Date and (2) the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $12.50 per share for twenty (20) of any thirty (30) consecutive trading days on Nasdaq, and (C) the date specified in a written waiver of the provisions of this Agreement duly executed by PubCo and the Sponsor. The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) transfers by virtue of the laws of descent and distribution upon death of the Holder; (4) transfers pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the PIPE or in open market transactions); and (6) if the Holder is the Sponsor, transfers to PubCo or the Company pursuant to the Call Option (as defined in the Sponsor Support Agreement).

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of PubCo and its subsidiaries to a third-party acquiror; (b) a sale resulting in no less than a majority of the voting power of PubCo being held by a Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of PubCo with or into a third-party acquiror that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company. In the event that all or a portion of the securities subject to any other lock-up agreement entered into, or otherwise applicable, in connection with the Transaction are released early from the restrictions of such other lock-up agreement (whether by release, waiver, amendment, modification, termination or otherwise), the Lock-up Shares subject to this Agreement shall be released on a pro rata basis.

Notwithstanding anything to the contrary herein, a transfer expressly permitted under this Section 1, including any transfer by the Sponsor to PubCo or the Company pursuant to the Call Option, shall not constitute an “early release” from the Lock-up Period and shall not trigger a corresponding release of any other Holder’s Lock-up Shares under this Agreement.

2.	Representations and Warranties.

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The PubCo represents and warrants that each Lock-Up Stockholder and the Sponsor has entered into a lock-up agreement on substantially the same terms as the terms provided for in this Agreement.

3.	Beneficial Ownership.

The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of PubCo, or any economic interest in or derivative of any such securities, other than those securities specified on the signature page hereto. For purposes of this Agreement, “Lock-up Shares” means the shares of PubCo Common Stock, including (i) PubCo Class A Common Stock, entitled to one (1) vote per share, and (ii) PubCo Class B Common Stock, entitled to twenty (20) votes per share and held by the founders of the Company, and any other Equity Interests or securities of PubCo, including any warrants, units, options or other securities convertible into, exercisable or exchangeable for PubCo Common Stock, that are held by, received by or issuable to the Holder in connection with the Transactions or otherwise and specified on the signature page hereto, including, if the Holder is Sponsor, any Founder Shares, Private Placement Units, Private Placement Warrants and other SPAC Securities held by or issuable to Sponsor that convert into, are exchanged for or otherwise become PubCo securities, and any securities issued in respect of the foregoing in connection with any stock split, dividend, recapitalization, reclassification, combination, exchange of shares or similar transaction. The particular Lock-up Shares subject to this Agreement shall be specified on the signature page hereto.

4.	No Additional Fees/Payment.

Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.	Notices.

Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to PubCo, to:

[●]

with a copy to (which shall not constitute notice):

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attn: Michael J. Blankenship

Email: mike.blankenship@winstontaylor.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.	Enumeration and Headings.

The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.	Counterparts.

This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.	Successors and Assigns.

This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by PubCo and its successors and assigns.

9.	Severability.

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Amendment.

This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Governing Law.

The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

14.	Controlling Agreement.

To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the BCA, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FortuneX Acquisition Corporation

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

[●]

By:
Name: [●]
Title: [●]

Address:

[●]

NUMBER OF Lock-up Shares: [●]

Exhibit E

Form of Amended and Restated Registration Rights Agreement

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2026, by and among:

(i)	FortuneX Acquisition Corporation, a Cayman Islands exempted company (prior to the Domestication Effective Time, “SPAC”, and at and after the Domestication Effective Time, “PubCo”);

(ii)	FortuneX Investment Partners Limited, a British Virgin Islands business company (the “Sponsor”);

(iii)	the Persons listed on Schedule I hereto (other than the Sponsor) that hold Registrable Securities immediately following the Closing as a result of their ownership of Registrable Securities under the Prior Registration Rights Agreement (each such Person, together with the Sponsor, a “SPAC Holder” and, collectively, the “SPAC Holders”); and

(iv)	the Company Securityholders required to execute this Agreement and listed on Schedule II hereto that are required to execute this Agreement pursuant to the Business Combination Agreement and that receive shares of PubCo Common Stock pursuant thereto (each, a “Company Holder” and, collectively, the “Company Holders”).

Each SPAC Holder and Company Holder, together with any Person that hereafter becomes a party to this Agreement in accordance with Section 6.3, is referred to herein as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, SPAC, the Sponsor, and certain other investors entered into that certain Registration Rights Agreement, dated as of May 21, 2026 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Registration Rights Agreement”);

WHEREAS, SPAC, WT Realty Group Inc., a Delaware corporation (the “Company”), and FortuneX Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of September 18, 2026 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, prior to the Closing, SPAC will de-register as an exempted company incorporated under the laws of the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware, and domesticate as a Delaware corporation (the “Domestication”);

WHEREAS, pursuant to the Business Combination Agreement, at the Closing, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of PubCo;

WHEREAS, in connection with the consummation of the Transactions, the Company Holders will receive shares of PubCo Common Stock pursuant to the Business Combination Agreement;

WHEREAS, the Sponsor and the other SPAC Holders that are parties to the Prior Registration Rights Agreement hold a majority of the “Registrable Securities” thereunder and, together with PubCo, desire to amend and restate the Prior Registration Rights Agreement in its entirety and accept the rights created pursuant to this Agreement in lieu of the rights granted under the Prior Registration Rights Agreement; and

WHEREAS, PubCo and the Company Holders desire to enter into this Agreement, pursuant to which PubCo will grant the Company Holders the registration rights set forth herein with respect to their Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for such Registration Statement or Prospectus not to contain a Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed or used, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that no Holder shall be deemed an Affiliate of PubCo or any of its Subsidiaries solely by reason of such Holder’s ownership of Registrable Securities.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by one or more Holders on a block trade or underwritten basis, whether on a firm commitment or otherwise, without substantial marketing efforts prior to pricing, including a same-day trade, overnight trade or similar transaction.

“Board” means the board of directors of PubCo.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” has the meaning assigned to such term in the Business Combination Agreement.

“Closing” has the meaning assigned to such term in the Business Combination Agreement.

“Closing Date” has the meaning assigned to such term in the Business Combination Agreement.

“Commission” means the United States Securities and Exchange Commission or any successor federal agency then administering the Securities Act or the Exchange Act.

“Company Holder” or “Company Holders” has the meaning set forth in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Demand Registration” has the meaning set forth in Section 2.2.1.

“Demand Takedown” has the meaning set forth in Section 2.1.6(a).

“Demanding Holder” has the meaning set forth in Section 2.2.1.

“Domestication” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-1” means a registration statement on Form S-1 under the Securities Act or any successor form thereto.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or any similar short-form registration statement that may be available to PubCo at the applicable time.

“Founder Shares” means the shares of PubCo Class A Common Stock issued upon the conversion in connection with the Domestication of the SPAC Ordinary Shares originally issued as Founder Shares and held by the Sponsor or any other SPAC Holder immediately prior to the Domestication.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, commission, department, board, bureau, instrumentality, court, tribunal, arbitrator or self-regulatory organization, including Nasdaq and the Commission.

“Holder” or “Holders” has the meaning set forth in the Preamble; provided that a Person shall cease to be a Holder at such time as such Person no longer holds any Registrable Securities.

“Law” means any statute, law, ordinance, rule, regulation, directive, code, order, judgment, injunction, decree, writ, determination or other requirement of any Governmental Authority.

“Lock-Up Agreement” means any lock-up agreement entered into in connection with the Transactions, including each lock-up agreement entered into substantially in the form attached as Exhibit D to the Business Combination Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Maximum Number of Securities” has the meaning set forth in Section 2.2.4.

“Merger” means the merger of Merger Sub with and into the Company pursuant to the Business Combination Agreement, with the Company surviving such merger as a wholly owned Subsidiary of PubCo.

“Merger Effective Time” has the meaning assigned to such term in the Business Combination Agreement.

“Merger Shares” means the shares of PubCo Common Stock issued to the Company Holders pursuant to the Business Combination Agreement.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Person” means any individual, corporation, company, partnership, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Authority or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 2.3.1.

“Prior Registration Rights Agreement” has the meaning set forth in the Recitals.

“Private Placement Shares” means (a) the shares of PubCo Class A Common Stock issued upon the conversion in connection with the Domestication of the SPAC Ordinary Shares originally included in the Private Placement Units, (b) the shares of PubCo Class A Common Stock issued or issuable upon the exercise of the Warrants resulting from the SPAC Warrants originally included in the Private Placement Units, and (c) any other shares of PubCo Class A Common Stock issued or issuable upon the exercise, conversion or exchange of securities originally issued as part of the Private Placement Units.

“Prospectus” means the prospectus included in any Registration Statement, including any preliminary prospectus, free writing prospectus or prospectus supplement relating to the offering of Registrable Securities, and all amendments and supplements thereto and all material incorporated by reference or deemed incorporated by reference therein.

“PubCo” has the meaning set forth in the Preamble and includes any successor thereto.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the applicable rules and regulations thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any Founder Shares held by a SPAC Holder immediately following the Closing, (b) any Private Placement Shares held by a SPAC Holder immediately following the Closing, (c) any Working Capital Loan Shares held by a SPAC Holder immediately following the Closing, (d) any other shares of PubCo Class A Common Stock or other equity securities of PubCo held by a SPAC Holder immediately following the Closing that are issued or issuable in respect of securities constituting Registrable Securities under the Prior Registration Rights Agreement immediately prior to the Domestication, (e) any Merger Shares held by a Company Holder immediately following the Closing and (f) any other equity securities of PubCo or any successor entity issued or issuable with respect to any security described in clauses (a) through (d) by way of stock dividend, stock split, subdivision, combination, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security upon the earliest to occur of: (i) a Registration Statement covering the sale or other disposition of such security having become effective under the Securities Act and such security having been sold, transferred or otherwise disposed of pursuant to such Registration Statement; (ii) such security having been sold pursuant to Rule 144; (iii) such security having been otherwise transferred and a new certificate or book-entry position not bearing a legend restricting further transfer having been delivered or established by PubCo, and subsequent public distribution of such security not requiring registration under the Securities Act; (iv) such security having ceased to be outstanding; or (v) such security becoming eligible for sale by the applicable Holder pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement that PubCo comply with the current public information requirements under Rule 144(c)(1).

“Registration Statement” means any registration statement filed by PubCo with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering or resale of equity securities, or securities exercisable or exchangeable for, or convertible into, equity securities, including the Prospectus, amendments and supplements thereto, all exhibits thereto and all material incorporated by reference or deemed incorporated by reference therein; provided that a Registration Statement shall not include a registration statement on Form S-4 or Form S-8, or any successor form thereto, or a registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity.

“Resale Shelf Registration Statement” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule thereto, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415 under the Securities Act.

“SPAC Holder” or “SPAC Holders” has the meaning set forth in the Preamble.

“Sponsor” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned or Controlled, directly or indirectly, by such first Person, or with respect to which such first Person or any of its Subsidiaries is a general partner or managing member.

“Transactions” has the meaning assigned to such term in the Business Combination Agreement.

“Underwriter” means a securities dealer that purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Registration” means an underwritten public offering of Registrable Securities pursuant to a Demand Registration, as amended or supplemented.

“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to a Resale Shelf Registration Statement, as amended or supplemented.

“Working Capital Loan Shares” means the shares of PubCo Class A Common Stock issued or issuable upon the conversion, exchange or exercise of any private units or other equity securities issued upon conversion of any working capital loans made to SPAC by the Sponsor, any officer or director of SPAC or any of their respective Affiliates, including up to $500,000 of such working capital loans convertible into private units at a price of $10.00 per unit.

ARTICLE II

REGISTRATION RIGHTS

2.1 Resale Shelf Registration Rights.

2.1.1 Registration Statement Covering Resale of Registrable Securities.

Within thirty (30) calendar days following the Closing Date, PubCo shall prepare and file, or cause to be prepared and filed, with the Commission a Registration Statement for a Shelf Registration on Form S-1 or, if PubCo is then eligible to use Form S-3, on Form S-3 (the “Resale Shelf Registration Statement”), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act registering the resale from time to time by the Holders of all Registrable Securities. PubCo shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as promptly as practicable after filing and, once effective, to keep the Resale Shelf Registration Statement continuously effective and available for use until the date on which there are no longer any Registrable Securities outstanding. If PubCo files the Resale Shelf Registration Statement on Form S-1, PubCo shall use commercially reasonable efforts to convert it to Form S-3 as soon as practicable after PubCo becomes eligible to use Form S-3. PubCo’s obligations under this Section 2.1.1 shall be subject to Section 3.2. Notwithstanding the foregoing, with respect to Registrable Securities held by the SPAC Holders or their Affiliates, PubCo shall not be required to include such Registrable Securities in any Registration Statement, or to file or cause to become effective any Registration Statement covering such Registrable Securities, prior to the later of (i) the date that is thirty (30) days prior to the scheduled expiration of the lock-up period applicable to such Registrable Securities under the applicable Lock-Up Agreement (without giving effect to any early release thereunder) and (ii) the expiration of the Call Option Period (as defined in the Sponsor Support Agreement, dated as of September 18, 2026, by and among SPAC, the Company and the Sponsor (the “Sponsor Support Agreement”)).

2.1.2 Notification and Distribution of Materials.

PubCo shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to each Holder, without charge, such number of copies of the Resale Shelf Registration Statement, the Prospectus contained therein and such other documents as such Holder may reasonably request to facilitate the disposition of its Registrable Securities in the manner described therein.

2.1.3 Amendments; Subsequent Shelf.

PubCo shall promptly prepare and file such amendments and supplements to the Resale Shelf Registration Statement and Prospectus as may be necessary to keep the Resale Shelf Registration Statement effective and in compliance with the Securities Act. If the Resale Shelf Registration Statement ceases to be effective while Registrable Securities remain outstanding, PubCo shall use commercially reasonable efforts to cause it to become effective again or to file an additional shelf registration statement covering all then-outstanding Registrable Securities. Any such additional shelf registration statement shall be on Form S-3 to the extent PubCo is then eligible to use such form.

2.1.4 Rule 415 Cutback.

If the Commission informs PubCo that all Registrable Securities cannot be registered for resale as a secondary offering on a single Registration Statement, PubCo shall use commercially reasonable efforts to advocate with the Commission for registration of all Registrable Securities and, if nevertheless required, shall amend the Resale Shelf Registration Statement or file one or more additional Registration Statements covering the maximum number of Registrable Securities permitted by the Commission. Any reduction shall be allocated among the Holders on a pro rata basis based on the number of Registrable Securities requested to be included, unless otherwise required by the Commission. PubCo shall use commercially reasonable efforts to register any omitted Registrable Securities as promptly as permitted by the Commission.

2.1.5 Notice of Certain Events.

PubCo shall promptly notify the Holders in writing of (a) the filing and effectiveness of the Resale Shelf Registration Statement and any amendment thereto, (b) any request by the Commission for an amendment, supplement or additional information, (c) the issuance of any stop order or suspension of effectiveness and (d) the occurrence of any event requiring the amendment or supplementation of the Prospectus so that it will not contain a Misstatement.

2.1.6 Underwritten Takedowns and Block Trades.

(a)	Subject to the limitations in this Section 2.1.6, one or more Holders holding Registrable Securities with an estimated aggregate market value of at least $[●] may request that PubCo effect an Underwritten Takedown of all or a portion of their Registrable Securities (a “Demand Takedown”). PubCo shall promptly notify the other Holders and shall use commercially reasonable efforts to include in such Underwritten Takedown the Registrable Securities requested by such other Holders within five (5) Business Days after receipt of such notice, subject to customary underwriter cutbacks.

(b)	PubCo shall not be required to effect more than three (3) Underwritten Takedowns and Underwritten Demand Registrations, in the aggregate, during any twelve (12)-month period under this Agreement.

(c)	A Holder may request a Block Trade with an estimated aggregate offering price of at least $[●]. PubCo shall use commercially reasonable efforts to facilitate such Block Trade as expeditiously as practicable; provided that the requesting Holder shall use commercially reasonable efforts to work with PubCo and the underwriters before making any public disclosure of the Block Trade. No notice to other Holders shall be required for a Block Trade unless the requesting Holder elects to provide such notice. In addition, the SPAC Holders, collectively, shall not request more than one (1) Underwritten Takedown, Underwritten Demand Registration or Block Trade in any twelve (12)-month period, and no such request may be made by any SPAC Holder during the Call Option Period.

(d)	The requesting Holder or Holders shall have the right to select the managing Underwriter or Underwriters for an Underwritten Takedown or Block Trade, subject to PubCo’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.

2.2 Demand Registration Rights.

2.2.1 Request for Registration.

At any time when there is no effective and usable Resale Shelf Registration Statement available for the resale of all Registrable Securities, (a) SPAC Holders holding at least [*]% of the Registrable Securities then held by all SPAC Holders or (b) Company Holders holding at least [*]% of the Registrable Securities then held by all Company Holders may make a written demand that PubCo register all or part of their Registrable Securities under the Securities Act (a “Demand Registration”). Each Holder initiating a Demand Registration is a “Demanding Holder.” A Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method of disposition. PubCo shall, within five (5) Business Days after receipt of such demand, notify all other Holders, each of whom may request inclusion of its Registrable Securities by written notice delivered within five (5) Business Days after receipt of PubCo’s notice.

2.2.2 Effective Registration.

A registration shall not count as a Demand Registration until the applicable Registration Statement has been declared effective and PubCo has complied in all material respects with its obligations hereunder; provided that a registration shall not count if the offering is prevented by a stop order or injunction that is not promptly removed, unless the Demanding Holders elect to proceed after such stop order or injunction is removed.

2.2.3 Underwritten Offering.

If the Demanding Holders so elect, the offering pursuant to a Demand Registration shall be an Underwritten Demand Registration. Each participating Holder shall enter into a customary underwriting agreement and provide such representations, warranties and indemnities as are customary for selling stockholders; provided that no Holder shall be required to make representations or warranties concerning PubCo or its business.

2.2.4 Reduction of Underwritten Offering.

If the managing Underwriter advises that the number or dollar amount of securities requested to be included exceeds the largest number or dollar amount that can be sold without adversely affecting the offering (the “Maximum Number of Securities”), PubCo shall include: (a) first, the Registrable Securities requested by the Demanding Holders and other participating Holders, pro rata based on the number requested to be included; (b) second, securities PubCo proposes to sell for its own account; and (c) third, other securities requested to be included pursuant to contractual registration rights.

2.2.5 Withdrawal.

The Demanding Holders may withdraw a Demand Registration at any time prior to effectiveness by written notice to PubCo. A withdrawn Demand Registration shall not count against any limitation on Demand Registrations if the withdrawing Holders reimburse PubCo for all reasonable out-of-pocket expenses incurred in connection therewith, unless the withdrawal results from material adverse information concerning PubCo that became known after the demand was made.

2.2.6 Limitations.

PubCo shall not be obligated to effect more than three (3) Underwritten Takedowns and Underwritten Demand Registrations, in the aggregate, during any twelve (12)-month period under this Agreement, or any Demand Registration with an estimated aggregate offering price of less than $[●]. PubCo may defer a Demand Registration for up to sixty (60) consecutive days if the Board determines in good faith that the filing or use of the Registration Statement would require Adverse Disclosure; provided that PubCo may not exercise such deferral right more than twice in any twelve (12)-month period or for more than ninety (90) total days in any twelve (12)-month period.

2.3 Piggyback Registration Rights.

2.3.1 Piggyback Rights.

If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities for its own account or for the account of stockholders, other than a registration statement on Form S-4 or Form S-8, a shelf registration pursuant to Section 2.1, a Block Trade or an offering solely pursuant to a dividend reinvestment plan, PubCo shall give written notice to the Holders at least ten (10) days before the anticipated filing date and offer each Holder the opportunity to include such number of Registrable Securities as it requests in writing within five (5) days after receipt of such notice (a “Piggyback Registration”). PubCo shall use commercially reasonable efforts to cause such Registrable Securities to be included on the same terms as the securities otherwise included in the offering.

2.3.2 Reduction of Offering.

If the managing Underwriter advises that the number or dollar amount of securities requested to be included in a Piggyback Registration exceeds the Maximum Number of Securities, the securities shall be included in the following order: (a) if the offering is for PubCo’s account, first, securities offered by PubCo; second, Registrable Securities requested by the Holders, pro rata based on the number requested to be included; and third, securities requested by other stockholders; or (b) if the offering is for the account of other stockholders, first, securities of the initiating stockholders; second, Registrable Securities requested by the Holders, pro rata based on the number requested to be included; third, securities offered by PubCo; and fourth, securities requested by other stockholders.

2.3.3 Withdrawal and Termination.

Any Holder may withdraw its Registrable Securities from a Piggyback Registration at any time before execution of the underwriting agreement or, if no underwriting agreement is entered into, before effectiveness. PubCo may withdraw or abandon any registration initiated by it without liability to any Holder, subject to payment of Registration Expenses as provided herein.

2.4 Lock-Up Restrictions.

Notwithstanding anything to the contrary herein, no Registration or offering pursuant to this Agreement shall relieve any Holder from, or otherwise modify, any restriction on transfer applicable to such Holder under any Lock-Up Agreement. PubCo may include Registrable Securities subject to a Lock-Up Agreement in a Registration Statement before the applicable lock-up expires, provided that no sale may be made in violation of such Lock-Up Agreement.

2.5 Priority.

Notwithstanding anything to the contrary in this Agreement (including Sections 2.1.4, 2.1.6, 2.2.4 and 2.3.2), in any Registration, offering or reduction of the number of securities to be included therein, Registrable Securities held by the SPAC Holders or their Affiliates shall not have priority over, or be registered or sold prior to, and shall be included only after, (i) any securities offered by PubCo for its own account in any offering or financing, and (ii) all Registrable Securities requested to be included by the Company Holders.

ARTICLE III

REGISTRATION PROCEDURES

3.1 Registration Procedures.

Whenever PubCo is required to effect the Registration of any Registrable Securities pursuant to this Agreement, PubCo shall use commercially reasonable efforts to effect the Registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof as expeditiously as reasonably practicable and, in connection therewith, PubCo shall:

3.1.1	prepare and file with the Commission the applicable Registration Statement and use commercially reasonable efforts to cause it to become effective and remain effective for the period required by this Agreement;

3.1.2	before filing a Registration Statement or Prospectus or any amendment or supplement thereto, furnish to the participating Holders and their counsel copies of the documents proposed to be filed sufficiently in advance to permit a reasonable review and consider in good faith any reasonable comments;

3.1.3	prepare and file such amendments and supplements as may be necessary to keep the Registration Statement effective and the Prospectus current and in compliance with the Securities Act;

3.1.4	notify participating Holders promptly of effectiveness, stop orders, Commission requests, the occurrence of a Misstatement and any suspension of the use of a Prospectus;

3.1.5	register or qualify the Registrable Securities under such state securities or blue sky laws as the participating Holders reasonably request, except that PubCo shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it is not otherwise so subject;

3.1.6	enter into customary underwriting, placement agency, sales or other agreements and take such other actions as are reasonably required to expedite or facilitate the disposition of Registrable Securities;

3.1.7	make available for inspection, subject to customary confidentiality arrangements, such financial and other records and information as are reasonably necessary to permit customary due diligence by participating Holders, Underwriters and their counsel and accountants;

3.1.8	obtain customary legal opinions and negative assurance letters from counsel to PubCo and customary comfort letters from PubCo’s independent registered public accounting firm in connection with an underwritten offering, in each case only to the extent customarily delivered in an offering of the applicable type;

3.1.9	cause senior executives of PubCo to participate in customary marketing efforts and road shows for any underwritten offering, to the extent reasonably requested by the managing Underwriter;

3.1.10	cause all Registrable Securities included in a Registration Statement to be listed on each securities exchange on which the PubCo Common Stock is then listed;

3.1.11	provide a transfer agent and registrar for the Registrable Securities no later than the effective date of the applicable Registration Statement;

3.1.12	cooperate with the Holders and the managing Underwriter to facilitate the timely preparation and delivery of book-entry positions or certificates not bearing restrictive legends, subject to applicable Law;

3.1.13	otherwise comply with all applicable rules and regulations of the Commission and make generally available to securityholders an earnings statement satisfying Section 11(a) of the Securities Act and Rule 158 thereunder; and

3.1.14	in connection with an underwritten offering in which PubCo sells securities for its own account, agree not to effect any public sale or distribution of PubCo Common Stock for such period, not to exceed ninety (90) days, as may be reasonably requested by the managing Underwriter, subject to customary exceptions; provided that no such agreement shall be required in connection with any offering in which only SPAC Holders participate, and no such agreement shall restrict any issuance of securities by PubCo in any financing, strategic transaction or pursuant to any equity incentive plan.

3.2 Suspension of Sales; Adverse Disclosure.

Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement or that the use of such Registration Statement or Prospectus would require Adverse Disclosure, each Holder shall immediately discontinue the disposition of Registrable Securities pursuant thereto until PubCo advises that use may be resumed and, if directed by PubCo, shall return or destroy all non-permanent file copies of the affected Prospectus. PubCo may suspend use of a Registration Statement for a period not to exceed sixty (60) consecutive days or ninety (90) total days in any twelve (12)-month period; provided that PubCo shall promptly amend or supplement the Registration Statement or Prospectus as necessary to permit the resumption of sales. Subject to the time limitations set forth above, PubCo may also delay, suspend or withdraw the filing, effectiveness or use of any Registration Statement during any bona fide blackout period or any other period in which the Board determines in good faith that such action is reasonably necessary to comply with applicable Law, protect material non-public information or avoid material detriment to PubCo. Any such delay, suspension or withdrawal effected in good faith and in compliance with applicable Law shall not constitute a breach of this Agreement, and no Holder shall be entitled to damages, specific performance or any other remedy arising solely therefrom.

3.3 Registration Expenses.

All fees and expenses incident to PubCo’s performance of or compliance with this Agreement (the “Registration Expenses”) shall be borne by PubCo, whether or not any Registration Statement becomes effective, including registration and filing fees, printing expenses, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing fees, fees and disbursements of counsel for PubCo, fees and expenses of PubCo’s independent registered public accounting firm, transfer agent and registrar fees and the reasonable fees and expenses of one counsel selected by the participating Holders holding a majority of the Registrable Securities included in the applicable offering. Underwriting discounts, selling commissions, transfer taxes and similar selling expenses attributable to the sale of a Holder’s Registrable Securities shall be borne by such Holder.

3.4 Holder Information.

Each Holder shall furnish to PubCo such information regarding itself, the Registrable Securities held by it and the intended method of disposition as PubCo may reasonably request and as is required to effect the Registration. PubCo may exclude a Holder’s Registrable Securities from a Registration Statement if such Holder fails to provide requested information after receiving at least five (5) Business Days’ written notice, until such information is provided.

3.5 Participation in Underwritten Offerings.

No Holder may participate in an underwritten offering unless such Holder agrees to sell its Registrable Securities on the basis provided in the underwriting arrangements approved in accordance with this Agreement and completes and executes all customary questionnaires, powers of attorney, custody agreements, underwriting agreements and other documents reasonably required; provided that no Holder shall be required to agree to any indemnification or contribution obligation in excess of the net proceeds received by such Holder from the offering.

3.6 Rule 144 Cooperation.

PubCo shall cooperate with any Holder and the transfer agent to facilitate the removal of restrictive legends from Registrable Securities sold pursuant to an effective Registration Statement or Rule 144, including by causing counsel to PubCo to deliver customary legal opinions, provided that the applicable Holder supplies customary representations and supporting documentation reasonably requested by PubCo or its counsel.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification by PubCo.

PubCo shall indemnify and hold harmless each Holder, its officers, directors, managers, members, partners, stockholders and Affiliates, each Underwriter and each Person who Controls any such Person, against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses arising out of or based upon any Misstatement contained in any Registration Statement or Prospectus, or any violation by PubCo of the Securities Act, the Exchange Act or applicable state securities Laws in connection with the Registration; except to the extent that such loss arises from information furnished in writing by such Holder expressly for use in the Registration Statement or Prospectus or from such Holder’s use of an outdated or defective Prospectus after PubCo timely notified such Holder not to use it.

4.2 Indemnification by Holders.

Each selling Holder shall, severally and not jointly, indemnify and hold harmless PubCo, its directors and officers, each other selling Holder, each Underwriter and each Person who Controls any of the foregoing, against losses, claims, damages, liabilities and reasonable out-of-pocket expenses arising out of or based upon any Misstatement contained in any Registration Statement or Prospectus, but only to the extent that such Misstatement was made in reliance upon and in conformity with information furnished in writing by such Holder expressly for use therein. The liability of a Holder under this Section 4.2 shall not exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to the claim, except in the case of fraud or willful misconduct.

4.3 Conduct of Indemnification Proceedings.

An indemnified party shall promptly notify the indemnifying party in writing of any claim, but failure to give prompt notice shall not relieve the indemnifying party except to the extent materially prejudiced. The indemnifying party may assume the defense with counsel reasonably satisfactory to the indemnified party. The indemnified party may participate at its own expense, except that the indemnifying party shall pay the reasonable fees of one separate counsel if there is an actual conflict of interest. No settlement may be entered into without the indemnified party’s consent unless it includes an unconditional release and imposes no admission, injunctive relief or non-monetary obligation on the indemnified party.

4.4 Contribution.

If indemnification is unavailable or insufficient, each indemnifying party shall contribute to the amount paid or payable in such proportion as is appropriate to reflect the relative fault of PubCo and the applicable Holder, as well as any other relevant equitable considerations. No Holder shall be required to contribute an amount exceeding the net proceeds received by it from the sale giving rise to the claim, except in the case of fraud or willful misconduct. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a Person not guilty of such fraudulent misrepresentation.

4.5 Survival.

The obligations of the parties under this Article IV shall survive the transfer of Registrable Securities, the termination of this Agreement and the completion of any offering.

ARTICLE V

RULE 144

5.1 Rule 144 Reporting.

With a view to making available to the Holders the benefits of Rule 144, PubCo shall use commercially reasonable efforts to (a) make and keep public information available as required by Rule 144, (b) file with the Commission in a timely manner all reports and other documents required of PubCo under the Securities Act and Exchange Act and (c) furnish to any Holder, upon reasonable request, a written statement as to PubCo’s compliance with the reporting requirements of Rule 144 and such other information as may reasonably be requested to permit the Holder to sell Registrable Securities without registration.

ARTICLE VI

MISCELLANEOUS

6.1 Effectiveness; Amendment and Restatement.

This Agreement shall become effective upon the Closing. Upon such effectiveness, the Prior Registration Rights Agreement shall be amended and restated in its entirety and shall thereafter be of no further force or effect, and the rights and obligations of the parties thereto with respect to registration rights shall be governed exclusively by this Agreement. If the Business Combination Agreement is terminated before the Closing, this Agreement shall be void ab initio and the Prior Registration Rights Agreement shall remain in full force and effect.

6.2 Other Registration Rights.

PubCo represents and warrants that, as of the date hereof, no Person other than a Holder has any right to require PubCo to register any securities of PubCo for sale or to include any securities of PubCo in any Registration Statement filed by PubCo, other than pursuant to agreements disclosed in the Registration Statement. From and after the Closing, PubCo shall not enter into any agreement that is inconsistent with, or that would materially impair, the rights granted to the Holders under this Agreement. PubCo may grant additional registration rights that are pari passu with the rights granted hereunder, provided that such rights do not adversely affect any Holder or reduce the number of Registrable Securities that may be included in any Registration or offering pursuant to this Agreement.

6.3 Assignment; Joinder.

A Holder may assign its rights under this Agreement in connection with a transfer of Registrable Securities permitted under any appliable Lock-Up Agreement to a permitted transferee; provided that such transferee, if not already a party, executes and delivers to PubCo a joinder to this Agreement in form and substance reasonably satisfactory to PubCo. Upon delivery of such joinder, the transferee shall be deemed a Holder for all purposes of this Agreement. PubCo may not assign its obligations without the prior written consent of Holders holding a majority of the then-outstanding Registrable Securities, except to a successor in a merger, consolidation or sale of substantially all of its assets that expressly assumes such obligations. Notwithstanding the foregoing, any transfer of Registrable Securities by the Sponsor pursuant to the call option under the Sponsor Support Agreement shall be deemed a permitted transfer for purposes of this Section 6.3, and the transferee thereof may become a Holder hereunder upon delivery of a joinder.

6.4 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or transmitted by email (with confirmation of transmission), in each case to the addresses set forth below or to such other address as a party may designate by notice:

(a)	if to PubCo, to:

FortuneX Acquisition Corporation

[Address]

Attention:

Email:

with a copy (which shall not constitute notice) to:

Winston Taylor LLP

800 Capitol St., Suite 2400

Houston, TX 77002

Attention: Michael J. Blankenship

Email: mike.blankenship@winstontaylor.com

(b)	if to the Sponsor or a SPAC Holder, to the address set forth on Schedule I;

with a copy (which shall not constitute notice) to:

Celine & Partners PLLC

1345 Avenue of the Americas, 2nd Floor

New York, NY 10105

Attention: Cassi Olson, Esq.

Email: colson@celinelaw.com

(c)	if to a Company Holder, to the address set forth on Schedule II.

6.5 Entire Agreement.

This Agreement, the Business Combination Agreement, the Lock-Up Agreements and the other agreements expressly referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating thereto, including, upon the effectiveness of this Agreement, the Prior Registration Rights Agreement.

6.6 Amendments and Waivers.

No amendment, modification or waiver of this Agreement shall be effective unless in writing and signed by PubCo and Holders holding a majority of the then-outstanding Registrable Securities; provided that any amendment, modification or waiver that disproportionately and adversely affects the rights of one category of Holders, as compared with another category of Holders, shall also require the written consent of such adversely affected Holder. No waiver shall constitute a waiver of any subsequent breach or default.

6.7 Termination.

This Agreement shall terminate with respect to a Holder when such Holder no longer holds any Registrable Securities. This Agreement shall terminate in its entirety on the date on which no Registrable Securities remain outstanding; provided that Article IV, this Article VI and any accrued rights or obligations shall survive such termination.

6.8 No Third-Party Beneficiaries.

Except for the indemnified parties under Article IV, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and is not intended to confer any rights or remedies upon any other Person.

6.9 Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith a valid provision that most closely reflects the original intent.

6.10 Remedies.

Each party acknowledges that monetary damages may be an inadequate remedy for a breach of this Agreement and that the other parties shall be entitled to specific performance, injunctive relief and other equitable remedies without the necessity of posting a bond, in addition to any other remedies available at law or in equity.

6.11 Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to choice-of-law principles that would require the application of another jurisdiction’s laws. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, and waives any objection based on venue or forum non conveniens.

6.12 Waiver of Jury Trial.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.13 Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by electronic transmission, including PDF and electronic signature platforms, shall be effective as originals.

6.14 Headings; Construction.

Headings are for convenience only and shall not affect interpretation. Unless the context otherwise requires, words in the singular include the plural and vice versa, “including” means “including without limitation,” references to Articles, Sections, Exhibits and Schedules are to this Agreement, and references to laws include amendments and successor provisions.

6.15 Further Assurances.

Each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to carry out the provisions and purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

PUBCO:

FORTUNEX ACQUISITION CORPORATION

By:

Name:

Title:

SPONSOR:

FORTUNEX INVESTMENT PARTNERS LIMITED

By:

Name:

Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

OTHER SPAC HOLDERS:

[NAME OF SPAC HOLDER]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

COMPANY HOLDERS:

[NAME OF COMPANY HOLDER]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SPAC HOLDERS (INCLUDING THE SPONSOR)

SCHEDULE I

SPAC HOLDERS

Name	Address / Email	Type of Registrable Securities	Number of Registrable Securities
FortuneX Investment Partners Limited		Founder Shares; Private Placement Shares; Working Capital Loan Shares, if any

SCHEDULE II

COMPANY HOLDERS

Name	Address / Email	Type of Registrable Securities	Number of Registrable Securities

Exhibit F

Sponsor Support Agreement

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 18, 2026, by and among WT Realty Group Inc., a Delaware corporation (the “Company”), FortuneX Acquisition Corporation, a Cayman Islands exempted company (prior to the Domestication Effective Time, “SPAC”, and at and after the Domestication Effective Time, “PubCo”), and FortuneX Investment Partners Limited, a British Virgin Islands business company (“Sponsor”). Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, the Company and FortuneX Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Merger Sub”), are concurrently herewith entering into that certain Business Combination Agreement (as amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) SPAC will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of PubCo;

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal and beneficial owner of such number of SPAC Securities set forth opposite Sponsor’s name on Schedule A hereto (such SPAC Securities, together with any other SPAC Securities acquired by Sponsor after the date of this Agreement and during the term of this Agreement, collectively, the “Subject Securities”);

WHEREAS, in connection with the Transactions, Sponsor has agreed to grant to the Company certain rights to purchase certain securities held by Sponsor following the Closing (the “Call Option”), on the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, SPAC (and, following the Domestication, PubCo) and the Company have requested that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.

Representations and Warranties of Sponsor

Sponsor hereby represents and warrants to the Company and SPAC as follows:

1.1 Organization and Standing. Sponsor has been duly formed and is validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sponsor is duly qualified or authorized to do business and is in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to materially impair Sponsor’s ability to perform its obligations under this Agreement.

1.2 Authorization; Binding Agreement. Sponsor has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sponsor, and no other proceedings on the part of Sponsor are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other applicable Laws now or hereafter in effect affecting creditors’ rights generally and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

1.3 Governmental Approvals. No Order of any Authority on the part of Sponsor is required to be obtained or made in connection with the execution, delivery or performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Order or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4  Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Sponsor do not and will not (a) conflict with or violate any provision of the organizational documents of Sponsor, (b) conflict with or violate any Law or Order applicable to Sponsor or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Sponsor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Sponsor under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Sponsor, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Securities. Sponsor is the sole legal and beneficial owner of the SPAC Securities set forth opposite Sponsor’s name on Schedule A hereto, and all such SPAC Securities are owned by Sponsor free and clear of all Liens, other than Liens pursuant to this Agreement, the SPAC Letter Agreement (as defined below), the SPAC Articles or applicable federal or state securities Laws. Sponsor does not own legally or beneficially any SPAC Securities other than the SPAC Securities set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote any Subject Securities that are entitled to vote, and none of such Subject Securities is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Securities, except as contemplated by this Agreement and the SPAC Letter Agreement. For the avoidance of doubt, the first sentence in this Section 1.5 refers to “beneficial owner” of the title to the SPAC Securities and does not refer to “beneficial owner” of such securities as the term is used under Section 13(d) of the Exchange Act.

1.6 Business Combination Agreement. Sponsor understands and acknowledges that SPAC and the Company are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

1.7 Adequate Information. Sponsor is a sophisticated securityholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by Sponsor are irrevocable unless the Business Combination Agreement is terminated in accordance with its terms and shall only terminate upon the termination of this Agreement.

1.8 Restricted Securities. Sponsor understands that the PubCo securities that Sponsor may receive or continue to hold in respect of its Subject Securities in connection with the Domestication and the Transactions will be “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Sponsor must hold such PubCo securities indefinitely unless (a) they are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available, and that any certificates or book entries representing such PubCo securities shall contain a legend to such effect.

Article II.

Representations and Warranties of SPAC

SPAC hereby represents and warrants to Sponsor and the Company as follows:

2.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or authorized to do business and is in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to materially impair SPAC’s ability to perform its obligations under this Agreement.

2.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of SPAC and, other than the SPAC Shareholder Approval, no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3 Governmental Approvals. No Order on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Order or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC do not and will not (a) conflict with or violate any provision of the SPAC Articles, (b) conflict with or violate any Law or Order applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

Article III.

Representations and Warranties of the Company

The Company hereby represents and warrants to Sponsor and SPAC as follows:

3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and the Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to prevent, materially delay or impair Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

3.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, other than the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3 Governmental Approvals. No Order on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Order or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

3.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not (a) conflict with or violate any provision of the organizational documents of the Company, (b) conflict with or violate any Law or Order applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

Article IV.

Agreement to Vote; Certain Other Covenants of Sponsor

Sponsor covenants and agrees with the Company during the term of this Agreement as follows:

4.1 Agreement to Vote.

(a) In Favor of the Transactions and the Required SPAC Proposals. At any meeting of the SPAC Shareholders or any class of SPAC Shareholders called to seek the SPAC Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the SPAC Shareholders or any class of SPAC Shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, the Required SPAC Proposals or the Transactions is sought, Sponsor shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Subject Securities entitled to vote to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Securities entitled to vote in favor of the Required SPAC Proposals and the Transactions or, if there are insufficient votes in favor of granting the SPAC Shareholder Approval, in favor of the adjournment or postponement of such meeting of the SPAC Shareholders to a later date.

(b) Against Other Transactions. At any meeting of SPAC Shareholders or any class of SPAC Shareholders or at any adjournment or postponement thereof, or in connection with any written consent of the SPAC Shareholders or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall:

(i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Subject Securities entitled to vote to be counted as present at such meeting for purposes of establishing a quorum; and

(ii) vote (or cause to be voted) the Subject Securities entitled to vote (including by proxy, class vote and/or written consent, if applicable) against (x) any business combination agreement, merger agreement or merger other than the Business Combination Agreement and the Transactions, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any Equity Securities of SPAC, and (y) any amendment of the SPAC Articles or other proposal or transaction involving SPAC or any of its Subsidiaries, which amendment or other proposal or transaction, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, prevent or nullify any provision of the Business Combination Agreement, this Agreement or any other Additional Agreement, the Domestication, the Merger or any other Transaction, or change in any manner the voting rights of any class of SPAC’s share capital.

(c) Revoke Other Proxies. Sponsor represents and warrants that any proxies or powers of attorney heretofore given in respect of the Subject Securities entitled to vote that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the SPAC Letter Agreement.

(d) Irrevocable Proxy and Power of Attorney. Sponsor hereby unconditionally and irrevocably grants to, and appoints the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Securities entitled to vote, or grant a written consent or approval in respect of the Subject Securities entitled to vote, in a manner consistent with Section 4.1. Sponsor understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) is given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy and power of attorney is coupled with an interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such proxy and attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY IS EXECUTED AND INTENDED TO BE IRREVOCABLE. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.2 No Transfer. Other than (a) pursuant to this Agreement, the Business Combination Agreement or any other Additional Agreement, or (b) upon the prior written consent of the Company, from the date of this Agreement until the earlier of (x) the Closing and (y) the termination of this Agreement, Sponsor shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Securities to any Person other than pursuant to the Transactions; (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of Sponsor to attend and vote at a SPAC Shareholder Meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Securities), or enter into any other agreement, with respect to any Subject Securities entitled to vote; (iii) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder; or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Sponsor hereby authorizes and requests SPAC or the Company to notify SPAC’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting of the Subject Securities entitled to vote). Sponsor agrees with, and covenants to, SPAC and the Company that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Securities in violation of this Section 4.2.

4.3 Waiver of Anti-Dilution Protection. Sponsor hereby irrevocably waives, forfeits and agrees not to exercise, assert or perfect any anti-dilution, conversion adjustment or similar protection with respect to any Founder Shares or other SPAC Securities in connection with the Transactions, whether arising under the SPAC Articles, the SPAC Letter Agreement, the IPO Prospectus or any other agreement or instrument. Sponsor acknowledges that this Section 4.3 constitutes a written waiver of any such rights in connection with the Transactions and that such waiver shall survive the Closing in accordance with the terms of this Agreement.

4.4 No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the earlier of the Closing and the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any SPAC Ordinary Shares included in the Subject Securities now or at any time legally or beneficially owned by Sponsor, or submit or surrender any such SPAC Ordinary Shares for redemption, in connection with the transactions contemplated by the Business Combination Agreement or otherwise.

4.5 New Securities. In the event that prior to the Closing (i) any SPAC Securities or other securities are issued or otherwise distributed to Sponsor pursuant to any share dividend or distribution, or any change in any of the SPAC Securities or other share capital of SPAC by reason of any share split-up, subdivision, recapitalization, combination, reverse share split, consolidation, exchange of shares or otherwise, (ii) Sponsor acquires legal or beneficial ownership of any SPAC Securities after the date of this Agreement, including upon exercise of options or warrants or (iii) Sponsor acquires the right to vote or share in the voting of any SPAC Securities after the date of this Agreement (collectively, the “New Securities”), the terms “Subject Securities” shall be deemed to refer to and include such New Securities (including all such share dividends and distributions and any securities into which or for which any or all of the Subject Securities may be changed or exchanged into).

Article V.

Call Option

5.1 Call Option.

(a) Call Option. Subject to the terms and conditions of this Section 5.1, during the period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “Call Option Period”), the Company shall have the right, but not the obligation (the “Call Option”), at its sole election, to purchase, or to designate one or more of its Affiliates to purchase, from Sponsor, in whole or in part from time to time, any Sponsor Securities, for an aggregate purchase price of $4,000,000 for all Sponsor Securities, without any further agreement or consent of Sponsor. For purposes of this Section 5.1, “Sponsor Securities” shall include, without limitation, (i) all Founder Shares, (ii) all Private Placement Units, including the SPAC Ordinary Shares and SPAC Warrants comprising such Private Placement Units, (iii) all promissory notes, which Sponsor shall assign to the Company together with all registration rights relating thereto, and (iv) any securities issued or issuable upon conversion, exercise or exchange of, or otherwise relating to, any of the foregoing. The Call Option may be exercised in whole or in part from time to time during the Call Option Period.

(b) Transfer Restriction. During the Call Option Period, Sponsor shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, sell, transfer, assign, pledge, encumber or otherwise dispose of any Sponsor Securities, or permit any transfer of equity interests in Sponsor that results in a change of control of Sponsor. Any purported transfer in violation of this Section 5.1(b) shall be null and void and shall not impair the Company’s rights under the Call Option.

(c) Exercise Procedure; Closing.

(i) Any exercise of the Call Option shall be effected by written notice (an “Exercise Notice”) delivered by the Company to Sponsor specifying: (A) the Sponsor Securities to be purchased; (B) the applicable purchase price determined in accordance with Section 5.1(a); (C) the Company or Affiliate of the Company designated to purchase such Sponsor Securities; and (D) the proposed closing date (which shall comply with clause (ii) below).

(ii) The closing of any purchase and sale pursuant to this Section 5.1 (each, an “Option Closing”) shall occur on the tenth (10th) Business Day following delivery of the applicable Exercise Notice (or such other date as the parties may mutually agree in writing), subject to satisfaction of the conditions set forth herein.

(iii) At the Option Closing:

(A)	the Company or its designated Affiliate shall pay the aggregate purchase price determined in accordance with Section 5.1(a) by wire transfer of immediately available funds to an account designated by the Sponsor; and

(B)	Sponsor shall transfer to the Company or its designated Affiliate, as applicable, good and valid title to the applicable Sponsor Securities, free and clear of all Liens (other than restrictions arising under applicable Laws or the Additional Agreements), together with all necessary instruments of transfer.

(d) Specific Performance. The parties acknowledge that irreparable damage would occur in the event of any breach. Accordingly, subject to the terms and limitations set forth herein, each party shall be entitled to specific performance and injunctive relief to enforce the provisions of this Section 5.1, in addition to any other remedy available at law or in equity.

(e) Compliance. Notwithstanding anything to the contrary in this Agreement, the exercise and consummation of the Call Option shall be subject to compliance with applicable Law, the organizational documents of the applicable parties and applicable Nasdaq listing requirements.

Article VI.

Additional Agreements of the Parties

6.1 SPAC Letter Agreement.

Each of Sponsor and SPAC hereby agree that, from the date hereof until the termination of this Agreement, neither Sponsor nor SPAC shall, nor shall they agree to, amend, modify, waive or vary that certain letter agreement dated May 21, 2026 by and among SPAC, Sponsor and the officers and directors of SPAC (the “SPAC Letter Agreement”), except as expressly contemplated by this Agreement, the Business Combination Agreement or any other Additional Agreement.

6.2 Termination. This Agreement shall terminate upon the earliest of (i) the Closing (provided, however, that upon such termination, Section 4.3, Article V, this Section 6.2 and Article VII shall survive in accordance with its terms) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination pursuant to clause (ii), no party shall have any liability hereunder other than for its actual fraud or for its willful and material breach of this Agreement prior to such termination. Notwithstanding the foregoing, the termination of this Agreement upon the Closing shall not relieve any party of liability for any breach of Section 4.3 or Article V, whether occurring before or after the Closing, and Article V shall remain in full force and effect until the later of the expiration of the Call Option Period and the consummation of all Option Closings.

6.3 Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC, the Company or PubCo may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the Additional Agreements and (ii) refrain from exercising any veto right, consent right or similar right (whether under the SPAC Articles, the PubCo COI or otherwise) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.

Article VII.

General Provisions

7.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and SPAC (or PubCo, as applicable) in accordance with Section 11.1 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

7.2 Miscellaneous. The provisions of Section 1.2 and Article XI of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

WT REALTY GROUP INC.

Signature:

Name:

Title:

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

FortuneX Acquisition Corporation

Signature:

Name:	Daniel M. McCabe

Title:	Chief Executive Officer and Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first written above.

FORTUNEX INVESTMENT PARTNERS LIMITED

Signature:

Name:

Title:

[Signature Page to Sponsor Support Agreement]

Schedule A

Sponsor	Founder Shares	Private Placement Units
FortuneX Investment Partners Limited	3,694,429	312,500

Exhibit G

Form of Sponsor Loan Documents

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $500,000	Dated as of September 18, 2026

FortuneX Investment Partners Limited, a British Virgin Islands business company with limited liability (the “Maker”), promises to pay to the order of WT Realty Group Inc., a Delaware corporation (the “Payee”) the principal sum of Five Hundred Thousand Dollars ($500,000) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Promissory Note (this “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. This Note is issued in connection with (i) that certain Letter of Intent (“LOI”), dated July 25, 2026, by and between FortuneX Acquisition Corporation (the “SPAC”) and the Payee, and (ii) that certain Business Combination Agreement, dated as of September 18, 2026, by and among the Payee, the SPAC and FortuneX Merger Sub Inc. (the “Business Combination Agreement”), and evidences the “Second Loan” in the principal amount of $500,000 made by the Payee to the Maker pursuant to Section 7.4(b) of the Business Combination Agreement.

1.	Principal. Principal repayment shall become due and payable upon the earliest to occur of the following events (the “Maturity Date”):

(i)	the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”);

(ii)	a breach by the Maker of any obligations under this Note;

(iii)	if the Business Combination Agreement is terminated prior to the Closing, the date, if any, on which repayment becomes due pursuant to any applicable termination provision of the Business Combination Agreement or as otherwise mutually agreed in writing by the Maker and the Payee; or

The Maker may prepay the principal, in whole or in part, at any time before the Maturity Date without penalty, upon written notice to the Payee. Upon the consummation of the transactions contemplated by the Business Combination Agreement, any repayment of this Note through the issuance or transfer of equity securities, including founder shares or promote shares and such securities shall be deemed to have a value of $10.00 per share for purposes of such repayment. If the Business Combination Agreement is terminated prior to the Closing, repayment of the outstanding principal amount of this Note shall be governed by the terms of this Note and any applicable termination provisions of the Business Combination Agreement. No individual, including any officer, director, employee, or shareholder of the Maker, shall be personally liable for any obligations under this Note.

2.	Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.	Non-Convertible. This Note shall not be convertible into any securities of the Maker; provided, however, that the outstanding principal amount may be repaid in whole or in part through the issuance or transfer of equity securities, including Founder Shares or promote shares, subject to the prior written consent of the Payee, with such securities deemed to have a value of $10.00 per share for purposes of such repayment, and subject to any applicable contractual or legal restrictions, in accordance with the Business Combination Agreement.

4.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Note within five (5) business days following the date when due.

(b)	Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

8.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

1185 Avenue of the Americas, Suite 349

New York, NY 10036,

United States

Attn: Daniel M. McCabe

If to Payee:

2424 Huntington Dr

San Marino, CA 91108, United States

Attn: Tiffany Xu

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

10.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.	Jurisdiction. Each of the Maker and the Payee irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for the District of Delaware, and any appellate court thereof, for any action arising out of or relating to this Note, and waives any objection based on venue or inconvenient forum.

12.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.	Trust Waiver. The Payee has been provided a copy of the Prospectus. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any amounts contained in the trust account established by the SPAC in connection with its IPO (the “Trust Account”), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim from the Trust Account or any distribution therefrom for any reason whatsoever. For the avoidance of doubt, prior to the Closing, the Payee shall have no recourse to the Trust Account for repayment of this Note; provided, however, that nothing in this Section 13 shall prohibit repayment of this Note at the Closing from funds released from the Trust Account in accordance with the Business Combination Agreement. If the Business Combination Agreement is terminated prior to the Closing, repayment of this Note shall be governed by the terms of this Note and any applicable termination provisions of the Business Combination Agreement.

14.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

16.	Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payee may from time to time require as may be necessary to give full effect to this Note.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed on the day and year first above written.

FortuneX Investment Partners Limited

By:
	Name:	Daniel M. McCabe
	Title:	Duly Authorized Signatory

Accepted and Agreed:

WT Realty Group Inc.

By:
	Name:	Tiffany Xu
	Title:	Chief Executive Officer

[Signature Page to Promissory Note]